UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GLU MOBILE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu,” “we,” “our” and similar terms), will be held on Thursday, June 2, 2016, at 10:00 a.m. Pacific Time, at 500 Howard Street, Suite 300, San Francisco, California (the “Annual Meeting”).  At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of three Class III directors to Glu’s Board of Directors (the “Board”), each to serve until Glu’s annual meeting of stockholders to be held in 2019 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2. The ratification of the appointment of PricewaterhouseCoopers LLP as Glu’s independent registered public accounting firm for the year ending December 31, 2016.
3. The transaction of such other business as may properly come before the Annual Meeting or before any adjournment(s) or postponement(s) thereof.

Proposals 1 and 2 are more fully described in the attached proxy statement.  We have not received notice of other matters that may be properly brought before the Annual Meeting.

Only stockholders who owned our common stock at the close of business on April 6, 2016 may vote at the Annual Meeting, or at any adjournment or postponement of the meeting.

This year, we are again using the Internet as our primary means of furnishing proxy materials to stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting via the Internet.  The Notice also provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible.  You may also request a paper proxy card to submit your vote by mail, if you prefer.  We encourage you to vote via the Internet.  We believe it is convenient for our stockholders, while significantly lowering the cost of our Annual Meeting and conserving natural resources.

By Order of the Board,

Scott J. Leichtner
Vice President, General Counsel and Corporate Secretary

 San Francisco, California

April 22, 2016

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

Glu’s combined Proxy Statement for the 2016 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2015 are available online at www.proxyvote.com. You will need your control number found on your Notice of Internet Availability to access these materials.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Page
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF CLASS III DIRECTORS	4
CORPORATE GOVERNANCE	8
Board Responsibilities and Leadership Structure	8
Insider Trading, Hedging, Pledging and Short Selling Policies	8
Role of the Board in Risk Oversight	9
Director Independence	9
Attendance at Board, Committee and Annual Stockholders Meetings	10
Board Committees and Charters	10
Audit Committee	11
Compensation Committee	11
Nominating and Governance Committee	11
Strategy Committee	11
Compensation Committee Interlocks and Insider Participation	11
DIRECTOR COMPENSATION	12
Overview	12
Director Summary Compensation Table	13
STOCKHOLDER MATTERS	14
Stockholder Communications with Directors	14
Stockholder Recommendations of Director Candidates	14
Stockholder Proposals for the 2017 Annual Meeting of Stockholders	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Section 16(a) Beneficial Ownership Reporting Compliance	17
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	29
EXECUTIVE COMPENSATION	30
Summary Compensation Table	30
Grants of Plan‑Based Awards in 2015	31
Outstanding Equity Awards at the End of 2015	32
Option Exercises and Stock Vested in 2015	34
Pension Benefits and Nonqualified Deferred Compensation	34
Potential Payments upon Termination or Change in Control	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
Review, Approval or Ratification of Transactions with Related Persons	37
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016	38
AUDIT COMMITTEE REPORT	40
TRANSACTION OF OTHER BUSINESS	41
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	41
APPENDIX A – SUPPLEMENTAL INFORMATION REGARDING NON‑GAAP FINANCIAL MEASURES	A-1

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission (“SEC”), or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S‑K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” “we,” “our” and similar terms), is asking for your proxy for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting.  We are holding the meeting on Thursday, June 2, 2016, at 10:00 a.m. Pacific Time, at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California.  We first released this proxy statement to our stockholders on or about April 22, 2016.

Internet Availability of Proxy Materials

We are pleased to again furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies to each stockholder.  If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one.  Instead, the Notice of Internet Availability provides instructions for accessing and reviewing the proxy materials and casting your vote on the Internet.  If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability.  We encourage stockholders to take advantage of the electronic availability of the proxy materials to help reduce the expense and environmental impact of the Annual Meeting.  We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 22, 2016.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 6, 2016 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 132,228,872 shares of our common stock outstanding and entitled to vote, held of record by approximately 70 stockholders and held beneficially by thousands of additional stockholders.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the Annual Meeting.  We must have a quorum to transact business.  Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.  For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California 94105.

Voting via the Internet, by Telephone or By Mail

Holders of shares of our common stock whose shares are registered in their own name with our transfer agent, American Stock Transfer and Trust Company, are record holders.  As an alternative to voting in person at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card.  Stockholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.  All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated on the proxy card.

For those stockholders who receive a Notice of Internet Availability, the notice provides information on how to access your proxy and contains instructions on how to vote via the Internet or by telephone.  If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.  Stockholders who have elected to receive the 2016 Proxy Statement and Annual Report to Stockholders for the year ending December 31, 2015 electronically will receive an email on or about April 22, 2016 with information on how to access stockholder information and instructions for voting.

Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2016.  The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the Notice of Annual Meeting.  As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Niccolo M. de Masi and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion.

Revoking a Proxy

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, our Corporate Secretary at 500 Howard Street, Suite 300, San Francisco, California 94105 or (2) attending the Annual Meeting and voting in person (although attending the Annual Meeting will not, by itself, revoke a proxy).

Votes Required

Director elections (Proposal No. 1) will be determined by a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.  The vote on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voted for or against the matter.

Effect of Abstentions

If a signed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter.  As such, an abstention will have no effect on the election of the three Class III directors to our Board (Proposal No. 1) or the ratification of our independent registered public accounting firm (Proposal No. 2).

 Effect of “Broker Non‑Votes”

Brokers, banks or other agents holding shares in street name have discretionary authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of our independent registered public accounting firm, without instructions from the beneficial owner of those shares.  However, absent instructions from the beneficial owner of such shares, brokers, banks or other agents holding shares in street name do not have discretionary authority to vote shares held for a beneficial owner on certain “non‑routine” matters, such as the election of our directors.

If a signed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non‑votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be entitled to vote on and thus will have no effect on the outcome of any proposal.

Solicitation of Proxies and Expenses

We will bear the cost of soliciting proxies from our stockholders in the form of proxy provided to you.  Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person.  Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.  In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting.  The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

Stockholders who received a householded mailing this year, and would like to have additional copies of the proxy materials mailed to them, may submit their request to Investor Relations, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105 or by email to IR@glu.com.  Stockholders may also contact us at the address or email above if they received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.  Stockholders who would like to opt out of householding for future mailings may send a written request to Investor Relations at the above physical address or email address.

Annual Report on Form 10‑K

A copy of our Annual Report on Form 10‑K for the year ended December 31, 2015, including the financial statements, list of exhibits and any exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Our Board currently consists of eight directors.  Our Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes.  At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting.  The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our three Class III directors, Niccolo M. de Masi, William J. Miller, and Greg Brandeau, will expire at the Annual Meeting.

The Board has nominated Niccolo M. de Masi, William J. Miller, and Greg Brandeau to serve as Class III directors, each for a three‑year term that is expected to expire at our annual meeting in 2019 or until his earlier resignation or removal (the “Board’s Nominees”).  Our Nominating and Governance Committee reviewed the qualifications of the Board’s Nominees and unanimously recommended to the Board that they be submitted to stockholders for election.  You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of our continuing directors are Class I directors, whose terms will expire at our 2017 annual meeting, and two of our continuing directors are Class II directors, whose terms will expire at our 2018 annual meeting.  Lorne Abony served as a Class II director from April 10, 2013 through his resignation from the Board on March 28, 2016, after which the Board fixed the number of directors at eight. The election of our Class III directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote on the matter.  Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the Board’s Nominees.  If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy.  We are not aware that any of the Board’s Nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers.

On April 29, 2015, Glu agreed to issue in a private placement offering to a wholly-owned subsidiary of Tencent Holdings Limited (“Tencent”) an aggregate of 21,000,000 shares of Glu’s common stock at a purchase price of $6.00 per share, for aggregate proceeds of $126 million (the “Offering”).  In connection with the Offering, Glu and Tencent became parties to a voting and standstill agreement, pursuant to which Glu agreed to cause Xiaoyi (“Steven”) Ma, Senior Vice President of Tencent, to be elected and appointed as a new member of the Board as a Class I director, and to subsequently nominate for future director elections Mr. Ma or his successor as the designee of Tencent on the Board.  On April 28, 2015, the Board so elected Mr. Ma.  Tencent will continue to have a right to appoint one member to the Board so long as (1) Tencent and its controlled affiliates, continue to hold a net long ownership position of at least 5% of Glu’s outstanding shares and (2) Tencent or Tencent’s designee to the Board does not materially breach any material obligation to Glu under the Voting Agreement and a separate confidentiality agreement between the parties related to confidentiality and use limitations for information Mr. Ma (or a subsequent Tencent designee to the Board) obtains by virtue of serving on the Board, which breach is not cured within 30 days following Tencent’s receipt of written notice of such breach.  Tencent, through its controlled affiliates, held 21.3% of Glu’s outstanding shares as of April 6, 2016.  Other than the appointment of Mr. Ma by Tencent, there are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of

Niccolo M. de Masi, William J. Miller, and Greg Brandeau as Class III Directors.

Information Regarding Our Nominees and Directors

Nominees for Class III Directors (whose terms expire at the Annual Meeting)

Niccolo M. de Masi (Age 35)
President, Chief Executive Officer and Chairman, Glu Mobile Inc.

Mr. de Masi has served as our President and Chief Executive Officer and as one of our directors since January 2010.  Mr. de Masi became interim Chairman of our Board in July 2014 and Chairman in December 2014.  Prior to joining Glu, Mr. de Masi was the Chief Executive Officer and President of Hands‑On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands‑On Mobile from March 2008 to October 2009.  Prior to joining Hands‑On Mobile, Mr. de Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007.  Mr. de Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy.  Prior to joining Monstermob, Mr. de Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with J.P. Morgan & Co. on both the TMT debt capital markets and mergers and acquisitions teams in London.  He has also worked as a physicist with Siemens Solar (a division of Siemens AG) and within the Strategic Planning and Development divisions of Technicolor SA.  In addition to serving on our Board, Mr. de Masi serves as a member of the board of directors of Xura, Inc., which is listed on NASDAQ.  Mr. de Masi holds an M.A. degree in physics and an MSci. degree in electronic engineering—both from Cambridge University.

Mr. de Masi’s experience as our President and Chief Executive Officer, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management and executive experience in the mobile gaming and content sectors led the Board to conclude that he should serve as a director.

William J. Miller (Age 70)
Independent Director of and Advisor to Technology Companies

Mr. Miller has served as one of our directors since January 2007, as co‑Chairman of our Board from July 2009 to January 2010 and as sole Chairman of our Board from January 2010 to July 2014.  Mr. Miller also served as our interim President and Chief Executive Officer from December 2009 until Mr. de Masi assumed this position in January 2010.  Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999.  From April 1996 until November 1999, Mr. Miller served as Chairman of the Board and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999.  Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer.  He previously held various positions in the data storage, information services and financial services businesses of Control Data Corporation, a computer and data services company.  Mr. Miller also serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation and Quantance Inc., and during the past five years has also served as a director of Overland Storage, Inc.  Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

Mr. Miller’s experience as the Chief Executive Officer of two publicly traded high technology companies and as a business consultant to technology companies, his experience as a director of high technology companies, and the insights into our business that he gained as our interim President and Chief Executive Officer and as both our co‑Chairman and sole Chairman, led the Board to conclude that he should serve as a director.

Greg Brandeau (Age 54)
Managing Partner, Slices of Genius

Mr. Brandeau has served as one of our directors since August 2015.  Since May 2014, Mr. Brandeau has served as Managing Partner of Slices of Genius, a consulting organization founded by Mr. Brandeau.  He served as President and Chief Operating Officer of Maker Media, Inc., a global platform for connecting makers with each other, with products and services, and with partner organizations, from September 2013 to April 2014.  Prior to Maker Media, Mr. Brandeau served as Chief Technology Officer of The Walt Disney Studios, a motion picture studio, from November 2009 to April 2012.  Prior to that, he served as Senior Vice President of Technology for Pixar Animation Studios, a computer animation studio, from February 2004 to November 2009.  Mr. Brandeau is an Advisory Board Member for Infrascale, Inc. and the California Institute for Telecommunications and Information Technology, and a member of the Visiting Committee for the Humanities at the Massachusetts Institute of Technology.  In addition to his prior technology management roles at Maker Media, The Walt Disney Studios and Pixar, he has served in various technology management roles for Walt Disney Animation Studios, Perlegen Sciences Inc., NeXT Computer, Inc. and Mountain Network Solutions, Inc.  He is the co-author of Collective Genius: The Art and Practice of Leading Innovation. Mr. Brandeau holds B.S and M.S degrees in electronic engineering from the Massachusetts Institute of Technology, and an M.B.A. from Duke University.

Mr. Brandeau’s strong background in technology management, particularly through his experiences in senior technology management roles at dynamic and innovative companies like Disney, Pixar, and NeXT Computer, led the Board to conclude that he should serve as a director.

Continuing Class I Directors (whose terms expire at the 2017 Annual Meeting of Stockholders)

Hany M. Nada (Age 47)
Managing Director, GGV Capital

Mr. Nada has served as one of our directors since April 2005.  Mr. Nada co‑founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception.  He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e‑infrastructure.  Mr. Nada also serves on the boards of directors of publicly traded Vocera Communications, Inc. and of several privately held companies, including BandPage, Inc., DraftKings, Inc., Heptagon Advanced Micro‑Optics Pte.Ltd, Phoenix Labs, Upsight, Inc., and WildTangent, Inc.  In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc. and InVisage Technologies, Inc.  Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Mr. Nada’s experience in the venture capital industry, which includes a focus on software, wireless applications, and multimedia, his knowledge of the Chinese mobile and digital media market, the expertise and insights into high technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Benjamin T. Smith, IV (Age 48)
Chief Executive Officer, Wanderful Media

Mr. Smith has served as one of our directors since November 2010 and served as interim co‑Lead Director from July 2014 to December 2014.  Mr. Smith has been the Chief Executive Officer of Wanderful Media, a new media shopping company, since April 2012.  Prior to joining Wanderful Media, Mr. Smith served as an independent director of and advisor to technology companies, including in his role as a Venture Partner at Accelerator Venture Capital, where he has served since December 2011.  Previously, Mr. Smith served as the Chairman and Chief Executive Officer of WYBS, Inc. d/b/a MerchantCircle, a leading social network of small business owners, from when he co‑founded the company in August 2004 until the company was sold to Reply.com in May 2011.  Mr. Smith served as the Senior Vice President of Corporate Development and a strategic advisor to Borland Software Corporation, a vendor of Open Application Lifecycle Management solutions, from March 2005 to October 2007 and the Chief Executive Officer of, and an advisor to, CodeGear, a division of Borland, from November 2006 to October 2007.  Mr. Smith previously co‑founded Spoke Software, Inc., a provider of social networking software that connects business professionals, in 2002, and served as its Chief Executive Officer from 2002 to 2004.  Mr. Smith also served the Bush Administration as the Senior Advisor for Strategy and Planning to the Secretary of Transportation from 2001 to 2002.  Prior to then, Mr. Smith was a Vice President and Partner at the strategic consulting firm, A.T. Kearney, and Vice President, Venture Development at Electronic Data Systems Corporation (EDS) after A.T. Kearney was purchased by EDS.  Mr. Smith continues to serve on the board of directors of Spoke Software.  In addition, Mr. Smith serves as an advisor or investor in several other private companies and provides advisory services to a number of high‑technology companies.  He also advised and led the board of directors of Tapulous Inc., a mobile social gaming company, from its founding in 2009 until its sale to The

Walt Disney Company in July 2010.  Mr. Smith holds a B.S. in mechanical engineering from the University of California at Davis and an M.B.A. from Carnegie Mellon University’s Tepper School of Business.

Mr. Smith’s extensive operating and investment experience in the social networking and gaming industries, which includes having co‑founded two social networking companies, and his experience as a director of and strategic consultant to high‑technology companies led the Board to conclude that he should serve as a director.

Xiaoyi (“Steven”) Ma (Age 42)

Senior Vice President, Tencent Holdings Limited

Mr. Ma has served as one of our directors since April 2015 and was appointed to our board by Tencent.  Since 2007, Mr. Ma has served in various roles with Tencent, which is a leading Internet and gaming company in China, including currently serving as its Senior Vice President.  Prior to joining Tencent, from January 2003 to April 2007, Mr. Ma served as a general manager at Optic Communications Co., Ltd., an online game operator in China.  From June 2001 to January 2003, Mr. Ma was a general manager at Yifu Internet Technology Company Limited, a developer of computer software and computer accessories and a provider of software consulting services.  Mr. Ma also serves as a member of the board of directors of iDreamSky Technology Limited, a mobile game publishing platform in China.  Mr. Ma received a bachelor’s degree in computer science from Shanghai Jiao Tong University and an M.B.A. from Fudan University.

Mr. Ma has more than a decade of management experience in the technology industry.  Mr. Ma’s deep knowledge of the mobile gaming industry, including his leadership of the gaming division at Tencent, led the Board to conclude that he should serve as a director.

Continuing Class II Directors (whose terms expire at the 2018 Annual Meeting of Stockholders)

Eric R. Ball (Age 52)

Chief Financial Officer, C3, Inc.

Mr. Ball has served as one of our directors since October 2013.  Mr. Ball serves as Chief Financial Officer of C3, Inc. (doing business as C3 IoT), a full-stack development platform for the “Internet of Things,” a position he has held since August 2015.  Prior to then, Mr. Ball served as Senior Vice President and Treasurer of Oracle Corporation, a global computer technology company, from May 2005 to September 2015.  Before joining Oracle, Mr. Ball worked in a variety of headquarters and operating finance roles at Flextronics, Inc., Cisco Systems, Inc., Avery Dennison, and AT&T Inc.  Mr. Ball serves as an advisor to SineWave Ventures.  Mr. Ball holds an A.B. in economics from the University of Michigan, an M.A in economics/finance and an M.B.A. from the University of Rochester and a Ph.D. in management from the Drucker‑Ito School of Management.

Mr. Ball’s more than 20 years of experience in finance and operations with technology companies, particularly those larger than Glu, led the Board to conclude that he should serve as a director.  In addition, our Board’s determination, in light of his experience as a finance executive and director overseeing or assessing the performance of companies and public accountants, that Mr. Ball is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board.

Ann Mather (Age 56)
Independent Director of and Advisor to Technology and Media Companies

Ms. Mather has served as one of our directors since September 2005.  She has also served as a member of the board of directors of: Google Inc., since November 2005 and serves as chair of its audit committee; Netflix, Inc. since July 2010 and serves as chair of its audit committee; Shutterfly, Inc. since May 2013 and serves on its audit committee; and Arista Networks, Inc. since July 2013 and serves as chair of its audit committee.  Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011.  During the last five years, she also served as a director of MoneyGram International, Inc. from May 2010 to May 2013 and Solazyme, Inc. from April 2011 to November 2014.  From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, Inc.  Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited.  Ms. Mather holds an M.A. from Cambridge University in England.

Ms. Mather’s experience as the chief financial officer of two companies, including a publicly traded company, her international experience gained through several executive positions in Europe and her experience as a director of high technology companies led the Board to conclude that she should serve as a director.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Glu and our stockholders.  The Nominating and Governance Committee oversees these Corporate Governance Principles and periodically makes recommendations to the Board regarding any changes.  These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, retirement, Board performance evaluations and committee structure.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including our senior executive and financial officers, and the charter for each Board committee.  The link to this corporate governance page can be found at www.glu.com/investors.

Board Responsibilities and Leadership Structure

Our Board oversees management’s performance on behalf of our stockholders.  The Board’s primary responsibilities are to (1) select, oversee and determine compensation for our President and Chief Executive Officer who, with senior management, manages our day‑to‑day operations, (2) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our stockholders and (3) periodically review our long‑term plans, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate.  The Board held ten meetings during 2015 and acted by unanimous written consent once.  The independent directors meet without management present at regularly scheduled executive sessions, and in 2015 the independent directors held executive sessions at a total of four Board meetings.  The Board has delegated certain responsibilities and authority to the committees described below.  Committees report regularly to the full Board on their activities and actions.

The Board designated Mr. de Masi as its interim Chairman in July 2014 and as its Chairman in December 2014.  The Board appointed Mr. de Masi to this role following the decision by Mr. Miller to step down as Chairman; Mr. Miller previously served as co‑Chairman of our Board from July 2009 to January 2010 and as sole Chairman of our Board from January 2010 to July 2014.  The Board believes that it should maintain flexibility to select its Chairman and board leadership structure from time to time, and our policies do not preclude the Chief Executive Officer from also serving as Chairman of the Board.  The Board believes that it is currently in the best interest of Glu and its stockholders for Mr. de Masi to serve in both roles in light of his knowledge of our company and our industry, his role in leading Glu to its strongest revenues and profitability in our history and his strategic vision for continuing to grow the business.  The Board has also established a Lead Director position, which the Board believes provides an appropriate balance in our leadership.  The Board selected Lorne Abony and Ben Smith as interim co‑Lead Directors in July 2014 and Mr. Abony as its sole Lead Director in December 2014 through his resignation from the Board on March 28, 2016. In April, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Smith as the new Lead Director which was subsequently approved by the Board.

The role given to the Lead Director helps ensure a strong independent and active Board.  The Lead Director presides over executive sessions of non‑management or independent directors, provides input regarding information sent to the Board, serves as liaison between the Chief Executive Officer and the independent directors and regularly advices and assists the Chief Executive Officer.  The Lead Director is also is expected to be a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance.

Insider Trading, Hedging, Pledging and Short‑Selling Policies

Our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Glu securities while in possession of material, non‑public information.  In order to ensure that trading is conducted only at times when our directors, officers and certain employees with regular access to confidential information about Glu or our business are not aware of material nonpublic information about us, our Insider Trading Policy requires that each such person pre‑clear any proposed trades of our stock with our General Counsel.

In addition, our Insider Trading Policy prohibits all directors, officers and employees from short‑selling Glu stock, or engaging in hedging transactions, such as where they may acquire, sell, or trade in any interest or position relating to the future price of Glu securities, such as a put option or a call option.  These policies were established in part because there is often a conflict of interest involved when an employee bets against our performance.  Our officers and directors are also prohibited from pledging any Glu securities as collateral in a margin account or for a loan unless such pledge (or any modification of an existing pledge) is approved by Glu’s Insider Trading Compliance Officer and the Nominating and Governance Committee.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process.  The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that each address risks inherent in their respective areas of oversight.  In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk‑taking, our Nominating and Governance Committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of that committee reports on the discussion to the full Board at the next Board meeting.  However, the committee chairs are responsible for reporting findings regarding material risk exposures to the Board as quickly as possible.  We believe that our Board’s leadership structure supports effective risk management because it allows our Lead Director and the independent directors on our committees to exercise oversight over management.

Director Independence

Our Board currently includes six independent directors, two of whom are standing for election at the Annual Meeting.  To be considered independent under NASDAQ rules, a director may not be employed by Glu or engage in certain types of business dealings with us.  In addition, as required by the rules of The NASDAQ Stock Market, the Board has made a determination as to each independent director currently serving on the Board or who served on the Board during 2015 that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the directors and by our management with regard to each director’s business and personal activities as they relate to Glu and our management.  In assessing director independence under The NASDAQ Stock Market rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that:

• Mr. Ma is an officer of Tencent, and wholly-owned subsidiaries of Tencent own in the aggregate, greater than 20% of our outstanding capital stock, and we regularly conduct business in the ordinary course with other subsidiary entities of Tencent;

• Mr. Ball was during 2015 an officer of Oracle Corporation, a company with which we conduct business in the ordinary course;

• Ms. Mather was during 2015, and currently is, (a) a director of Google Inc., a company with which we conduct business in the ordinary course and revenues from which represented 27.4% of our total revenues in 2015; and (b) a director of MGM Holdings Inc., which is affiliated with MGM Interactive, Inc., a company with which we have a commercial relationship;

• Mr. Miller served as our interim President and Chief Executive Officer from December 1, 2009 until January 4, 2010; and

• Mr. Nada serves as one of the seven managing directors of Granite Global Ventures II L.L.C., the general partner of each of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., which together beneficially owned approximately 1.2% of our common stock as of December 31, 2015.  As of December 31, 2015, GGV Capital IV L.L.C. owned greater than 10% of the outstanding shares of Upsight, Inc., an entity from which we earned approximately 1.5% of our revenues in 2015.

After reviewing these transactions and other relevant standards, the Board determined that each of Mr. Ball, Mr. Brandeau, Ms. Mather, Mr. Miller, Mr. Nada and Mr. Smith is, and Mr. Abony was throughout the period on which he served on our Board, an independent director.

 Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board.  Our Corporate Governance Principles provide that non‑employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than two public companies, in each case including Glu.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served in 2015, except for Mr. Ma, who did not attend three of the five meetings that were held during the period for which he served as a director. Mr. Ma was recused from two of the three meetings that he did not attend since the primary purpose of those Board meetings was to discuss potential commercial licensing and publishing transactions between Glu and entities affiliated with Tencent.  None of our directors attended the 2015 Annual Meeting of Stockholders.  Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of our stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategy Committee.  The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee.  Each committee member is an independent director as determined by the Board in accordance with The NASDAQ Stock Market listing standards, except for Mr. de Masi who serves on the Strategy Committee.  Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices.  Copies of each charter can be found on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).  Current committee members are as follows:

Nominating and
		Compensation	Governance	Strategy
Director	Audit Committee	Committee	Committee	Committee

Eric R. Ball	Chair	—	—	—
Greg Brandeau	—	Member	—	—
Niccolo M. de Masi	—	—	—	Member
Steven Ma	—	—	—	—
Ann Mather	—	—	Member	—
William J. Miller	—	—	Chair	—
Hany M. Nada	Member	Member	—	Member
Benjamin T. Smith, IV	Member	Chair	Member	Chair

Audit Committee

The Audit Committee currently consists of three of our outside directors, Mr. Ball, who is the committee chair, and Messrs. Nada and Smith.  The composition of our Audit Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Each member of our Audit Committee is financially literate.  Our Board has determined that Mr. Ball is an “audit committee financial expert” as defined in Item 407(d) of Regulation S‑K.  The Audit Committee met eight times during 2015, including holding an executive session with our independent registered public accounting firm at each of those meetings.  The Audit Committee’s responsibilities and activities are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in April 2016 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Smith, who is the committee chair, Mr. Nada and Mr. Brandeau.  Mr. Abony served as a committee member during 2015 and through his resignation from the Board on March 28, 2016. In April, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Brandeau as a member of the Compensation Committee which was subsequently approved by the Board. The composition of the Compensation Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market, the SEC and the Internal Revenue Code (the “Code”).  The Compensation Committee, which met four times and acted by written consent ten times during 2015, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company‑wide cash and equity compensation programs.  The Compensation Committee’s responsibilities and activities are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and in the Compensation Committee’s charter, which was most recently revised in April 2016 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three of our outside directors, Ms. Mather, and Messrs. Smith and Miller.  Mr. Abony served as the committee chair during 2015 and through his resignation from the Board on March 28, 2016. In April, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Miller as a member and the new committee chair, which was subsequently approved by the Board. The composition of our Nominating and Governance Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Our Nominating and Governance Committee, which met three times during 2015, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions, and administers our Code of Business Conduct and Ethics and Corporate Governance Principles, among other things.  The Nominating and Governance Committee’s responsibilities and activities are described in greater detail in the committee’s charter, which was most recently revised in April 2010, and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Strategy Committee

In April 2013, in connection with the Board’s appointment of Mr. Abony as a director, the Board formed a Strategy Committee and appointed Mr. Abony, who served as the committee’s chair, and Mr. de Masi to serve as the initial committee members.  The Board appointed Mr. Nada to the Strategy Committee on January 29, 2015.  On March 28, 2016, Mr. Abony resigned from the Strategy Committee in connection with his resignation from the Board. In April, the Nominating and Governance Committee recommended to the Board the appointment of Mr. Smith as a member and the new committee chair, which was subsequently approved by the Board. Our Strategy Committee assists the Board and senior management in refining our strategic vision and growth initiatives.

Compensation Committee Interlocks and Insider Participation

During 2015, Messrs. Abony, Nada and Smith each served on the Compensation Committee.  None of these individuals is or has been an officer or employee of Glu or any of our subsidiaries.  There are no other relationships between committee members and Glu or any other company that are required by SEC regulations to be disclosed under this caption.

Risk Analysis of Performance‑Based Compensation Plans

The Compensation Committee believes that our executive compensation programs do not encourage excessive and unnecessary risk‑taking.  The design of these compensation programs is intended to encourage our executive officers to remain focused on both our short‑and long‑term financial goals in several key respects.  For example, our 2015 Executive Bonus Plan included financial goals that were closely aligned with our business strategy and 2015 operating plan; the committee believed that if our executive officers were able to achieve these goals, it would result in company‑wide success and create stockholder value.  In addition, the 2015 Executive Bonus Plan did not contain any individual goals, since the committee believed it preferable to have the annual bonuses for our executives based on objective measures that reflected the achievement of significant corporate financial goals, rather than more subjective individual contributions that were not correlated as precisely with our overall financial success.  As with prior years, all equity awards granted to our executive officers in 2015 vest over four years encouraging executive officers to focus on sustained stock price appreciation over the long term. Finally, our system of internal controls over financial reporting, standards of business conduct and compliance programs, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our executive bonus plan.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non‑employee directors on an annual basis and recommend changes to the Board when appropriate.  Our non‑employee director compensation program is set forth below and was most recently amended in April 2014:

•	Non‑employee directors receive an annual cash retainer of $30,000;
•	The Lead Director receives an additional annual cash retainer of $20,000;
•	The chair of the Audit Committee receives additional annual cash compensation of $20,000;
•	The chair of the Compensation Committee receives additional annual cash compensation of $15,000;
•	The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000;
•	The chair of the Strategy Committee receives additional cash compensation of $20,000; and
•

Each non‑employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee or Strategy Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments.  We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Each new non‑employee director is eligible to receive an initial equity award of, at each director’s discretion, either (1) an award of 20,000 shares of our restricted common stock, or (2) an immediately exercisable option to purchase 60,000 shares of our common stock.  This initial award vests with respect to 16 2/3% of the underlying shares after six months and thereafter vests in equal monthly installments over the next 30 months.

~~E~~ach year immediately following our annual meeting of stockholders, each non‑employee director will receive (1) a restricted stock unit (“RSU”) award covering 25,000 shares of our common stock and (2) a stock option to purchase 50,000 shares of our common stock (with the stock option award vesting pro rata monthly over one year and the RSU award vesting on the earlier to occur of (a) the first anniversary of the grant date and (b) the date of our next annual meeting of stockholders that follows the grant date).  In addition, our 2007 Equity Incentive Plan, under which we grant equity awards to our non‑employee directors, provides that each of the equity awards held by our non‑employee directors will accelerate in full immediately prior to a change in control of Glu.

In connection with Mr. Abony’s resignation from the Board, and in consideration of Mr. Abony’s service to Glu, on March 28, 2016, the Compensation Committee approved the acceleration in full of the final tranches of two stock options and one RSU award held by Mr. Abony.  The first stock option was granted to Mr. Abony on April 10, 2013 when he joined the Board and had a three-year vesting schedule, with the final tranche scheduled to vest on April 10, 2016.  The second stock option and a RSU award were each granted to Mr. Abony on June 4, 2015.  The second stock option vested pro rata monthly over one year and had three vesting dates remaining until becoming fully vested on the earlier to occur of June 4, 2016 or the date of the Annual Meeting.  The RSU was scheduled to vest in full immediately following completion of the Annual Meeting.  In total, the vesting of an aggregate of 14,167 option shares and 25,000 shares underlying RSUs held by Mr. Abony were accelerated.  Mr. Abony did not participate in the Compensation Committee’s decision to accelerate his outstanding and unvested equity awards.

Since Mr. de Masi is one of our executive officers and since Mr. Ma was appointed by one of our greater than 10% stockholders, we do not provide either Mr. de Masi or Mr. Ma any compensation for service on our Board, nor do we provide any compensation to Mr. de Masi for his service on the Strategy Committee or as Chairman of the Board.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non‑employee director during 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2)(3) ($)	Option Awards(1)(2)(3) ($)	Total ($)
Lorne Abony(4)	80,000		166,750	145,620	392,370
Eric R. Ball	50,000		166,750	145,620	362,370
Greg Brandeau	10,027	(5)	—	114,804	124,831
Steven Ma	—		—	—	—
Ann Mather	35,000		166,750	145,620	347,370
William J. Miller	30,000		166,750	145,620	342,370
Hany M. Nada	44,616	(6)	166,750	145,620	356,986
Benjamin T. Smith, IV	55,000		166,750	145,620	367,370

(1)

Amounts shown in this column do not reflect dollar amounts actually received by the non‑employee director. Instead, these amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of each RSU award or stock option award, as applicable.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10‑K for the year ended December 31, 2015 for a description of the ASC Topic 718 methodology and assumptions.

(2)

On June 5, 2015, following our 2015 Annual Meeting of Stockholders, Ms. Mather and each of Messrs. Abony, Ball, Miller, Nada, and Smith received an option to purchase 50,000 shares of our common stock at an exercise price of $6.67 per share and an RSU award for 25,000 shares. On August 31, 2015 and in connection with his initial appointment to the board of directors, Mr. Brandeau received an option to purchase 60,000 shares of our common stock at an exercise price of $4.59 per share.

(3)	The aggregate number of outstanding stock options and unvested RSU awards held by each of our non‑employee directors as of December 31, 2015 was as follows:

Name	Stock Options	RSU Awards
Lorne Abony	160,000	25,000
Eric R. Ball	160,000	25,000
Greg Brandeau	60,000	—
Steven Ma	—	—
Ann Mather	348,766	25,000
William J. Miller	303,433	25,000
Hany M. Nada	303,433	25,000
Benjamin T. Smith, IV	310,000	25,000
(4)	Mr. Abony resigned from our Board effective March 28, 2016.
(5)	Mr. Brandeau was appointed to our Board on August 31, 2015 and received a pro-rated cash retainer of $10,027 for his service on our Board.
(6)	Mr. Nada earned a pro-rated cash retainer of $4,616.44 for his service on the Strategy Committee beginning January 29, 2015, which retainer was paid in 2016.

STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.  The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his discretion, whether matters submitted are appropriate for Board consideration.  In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board.  In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non‑management director upon request.  The Corporate Secretary may forward certain communications to another person or department for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors.  If a stockholder would like to recommend a director candidate for our 2017 Annual Meeting of Stockholders, the stockholder must deliver notice in writing to the Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Such notice must set forth the information required under our Bylaws to be included in the notice.  A copy of our Bylaws, which we most recently amended on March 7, 2014, may be obtained from the SEC’s website.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate.  In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees.  Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable rules and regulations of the SEC and The NASDAQ Stock Market.  The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long‑term interests of our stockholders.  From time to time, the

Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success.  Although the Nominating and Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.  The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time.  Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates.  All candidates, including those nominated by stockholders, are evaluated in the manner described above.  Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2017 Annual Meeting of Stockholders

Under SEC Rule 14a‑8, any stockholder who intends to present a proposal for inclusion in our 2017 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 23, 2016.  Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2017 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 2, 2017 and March 4, 2017.  In addition, our stockholders must comply with the other procedural requirements in our Bylaws, including that such stockholders must have continuously beneficially owned at least 1% of our outstanding common stock for a period of one year prior to the date of the submission of the proposal or nomination and continue to be a stockholder of record at the time of the annual meeting, entitled to vote at such meeting and otherwise complying with the requirements in our Bylaws.  Any notice delivered by a stockholder in connection with a nomination or proposal must include, among other things, (a) a written consent to the public disclosure of information provided by such persons pursuant to our Bylaws; (b) a description of (i) any agreement with respect to the nomination or proposal between or among such stockholder and associated person(s) and any of their respective affiliates or associates, and (ii) as to each person whom such stockholder or associated person proposes to nominate for election or re‑election as a director, a description of any agreement of such person with any other person or entity (other than Glu) with respect to any compensation, reimbursement or indemnification in connection with service or action as a director known to such stockholder or associated person; and (c) a representation that the stockholder has continuously beneficially owned at least 1% of our outstanding common stock for the one‑year period before giving such notice, is entitled to vote at such meeting and intends to appear at the meeting to propose such business or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 6, 2016 by:

•	Each Named Executive Officer (defined in “Compensation Discussion and Analysis” below);
•	Each of our directors;
•	All current executive officers and directors as a group; and
•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 132,228,872 shares of common stock outstanding on April 6, 2016.  In accordance with SEC regulations, we also included shares subject to equity awards that are currently vested or will become vested by June 5, 2016 (i.e., within 60 days of April 6, 2016).  We deem those shares outstanding and beneficially owned by the person holding the award for computing that person’s percentage ownership, but they are not treated as outstanding for computing any other person’s percentage ownership.  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares each person beneficially owns, and the address of each person is: c/o Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

5% Stockholders:
Red River Investment Limited(1)	28,194,690	21.3%
Alyeska Investment Group, L.P.(2)	7,991,545	6.0

Named Executive Officers and Directors:
Niccolo M. de Masi(3)	1,626,156	1.2
Eric R. Ludwig(4)	1,040,045	*
Nick Earl	—	*
Chris Akhavan(5)	344,692	*
Scott Leichtner(6)	383,465	*
Eric R. Ball(7)	206,666	*
Greg Brandeau(8)	14,996	*
Steven Ma	—	*
Ann Mather(9)	303,666	*
William J. Miller(10)	383,333	*
Hany M. Nada (11)	1,886,346	1.4
Benjamin T. Smith, IV(12)	370,000	*
All directors and executive officers as a group (12 persons)(13)	6,559,365	4.8

*         Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

The information is based solely upon a Schedule 13D/A filed with the SEC on February 25, 2016 by Tencent Holdings Limited (“Tencent”), Red River Investment Limited, a wholly-owned subsidiary of Tencent (“Red River”), and THL E Limited, a wholly-owned subsidiary of Tencent (“THL”).  The principal address of Tencent is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.  The principal address of each of Red River and THL is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Consists of 21,000,000 shares held directly by Red River and 7,194,690 shares held directly by THL.  Tencent Holdings Limited, Red River and THL are each reported as a beneficial owner of the aforementioned shares.  The individual officers and directors of each of Tencent, Red River and THL are listed on Appendix A to the Schedule 13D/A.

(2)

The information is based solely upon a Schedule 13G filed with the SEC on February 16, 2016 by Alyeska Investment Group, L.P. (“Alyeska”), Alyeska Investment Group, LLC (“AIG”), Alyeska Fund 2 GP, LCC (“AFG”), and Anand Parekh (“Parekh” and, together with Alyeska, AIG and AFG, the “Filers”).  The address of the principal business office of each of the Filers is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(3)	Includes 1,110,458 shares subject to options that are exercisable and 151,376 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(4)

Includes (a) 113,623 shares held by The Ludwig McKillop Trust, of which Mr. Ludwig and his spouse, Mary Elizabeth McKillop, are the co‑trustees, and (b) 838,172 shares subject to options that are exercisable and 31,250 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.

(5)	Includes 264,863 shares subject to options that are exercisable and 15,991 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(6)	Includes 315,417 shares subject to options that are exercisable and 9,103 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(7)	Includes 151,666 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.

(8)	Includes 14,996 shares subject to options that are exercisable within 60 days of April 6, 2016.
(9)	Includes 250,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(10)	Includes 283,333 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(11)

Includes (a) 1,503,024 shares held by Granite Global Ventures II L.P. and (b) 29,889 shares held by GGV II Entrepreneurs Fund L.P.   Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner.  Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities.  Also includes 283,333 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.

(12)	Includes 310,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.
(13)

Represents the shares included in footnotes (3) through (14).  Includes 3,822,238 shares subject to options that are exercisable and 332,720 shares that will settle pursuant to RSU awards within 60 days of April 6, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2015, except for the Form 4 filing required for Mr. Nada following Rule 10b5-1 plan sales by his affiliated entities on April 30, 2015, which form was filed on May 5, 2015, and the initial Form 4 filing for Mr. Brandeau following his appointment to our Board and receipt of his initial stock option grant on August 31, 2015, which form was filed on September 4, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, comprised of three independent members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our equity compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid in 2015 to the executive officers named below and who are also included in the “Summary Compensation Table” below (our “Named Executive Officers”):

•	Niccolo M. de Masi, our President and Chief Executive Officer;
•	Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer;
•	Chris Akhavan, our President of Publishing;
•	Nick Earl, our President of Global Studios; and
•	Scott J. Leichtner, our Vice President, General Counsel and Corporate Secretary.

Executive Summary

Highlights of our executive compensation program in 2015, as discussed and analyzed in detail in this CD&A, include the following:

•

Philosophy and Objectives.  Our compensation program is designed to attract and retain executives with the skills necessary to help us achieve our strategic plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect.

•

Compensation Consultant and Peer Group.  Compensia was again retained to assist the Compensation Committee in making decisions regarding executive officer compensation, including helping us to select appropriate peer companies to review and compare against in determining our executive compensation.

•

Components of Compensation.  In 2015, the Compensation Committee determined to focus our executive compensation on three primary elements (with each element designed to achieve one or more of our overall compensation objectives):

o

Base Salary.  The committee fixes executive officer base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment.  The committee determined in October 2014 that the base salaries for Messrs. Ludwig, Akhavan and Leichtner should be increased to align each of these officer’s base salaries closer to the 50th percentile for our peer group, reflecting the committee’s general compensation philosophy of targeting annual cash compensation at market median salaries.  The committee also determined that a $350,000 base salary was appropriate to attract Mr. Earl to join the company in November 2015.

o

Cash Bonuses under Non-Equity Incentive Plans.  The committee designs our non‑equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives.  Because we missed our financial performance goals in 2015, no cash bonuses were earned by our Named Executive Officers for our financial performance in 2015.  As part of Mr. Earl’s recruitment package, he was offered a modest bonus opportunity for his individual performance in 2015, and he earned a bonus of $19,945 for his performance in 2015.

o

Equity Compensation.  We use initial and refresh equity awards to reward long‑term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer.  In 2015, we granted equity awards to each of our Named Executive Officers, including for recruitment purposes with respect to Mr. Earl.

•

Severance and Change of Control.  Each of our Named Executive Officers has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu.  The committee decided to extend this to Mr. Earl in 2015, as it believes these arrangements are necessary to recruit top talent in order to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a potential to be acquired.

Overall Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our strategic plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect.  It is also designed to reinforce a sense of ownership, urgency, innovation and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance.  We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long‑term and strategic goals, and which aligns executive officers’ interests with those of our stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value.  The Compensation Committee evaluates compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to our executive officers remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies.  Accordingly, the Compensation Committee believes that executive compensation packages provided by us to our executive officers should include both cash and equity‑based compensation that reward performance.

The Compensation Committee works within the framework of a pay‑for‑performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;
•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that the Compensation Committee reviews;

•	the demand for personnel with the individual’s specific expertise and experience at the time of hire or review;
•	performance goals and other expectations for the position, where appropriate;
•	comparison to other executives within our company having similar levels of expertise and experience; and
•	compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives.  In making compensation decisions and in its review related to non‑equity incentive compensation, the Compensation Committee, among other things, gives significant weight to our financial performance relative to our operating plan approved by the Board, and with respect to equity compensation, also considers the value of existing equity awards held by our executive officers.

Components of Executive Compensation

In 2015, our executive officers’ compensation consisted of three primary elements (with each element designed to achieve one or more of our overall compensation objectives):

Component	How Determined	Objective

Base Salary	Market data and scope of the executive’s responsibilities	Attract and retain experienced executives

Non‑Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility and based on achieving pre‑established corporate financial objectives	Motivate executives to achieve our 2015 financial plan and to achieve strategic goals

Long‑Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders

The Compensation Committee views these three components of compensation as related but distinct.  Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  The committee determines the appropriate level for each compensation component using as guidance our overall compensation philosophy described above.  The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long‑term and currently paid out compensation, between cash and non‑cash compensation, or among different forms of compensation.  However, our Named Executive Officers have the ability to directly influence our overall performance, so a greater portion of their pay is tied to short and long‑term incentive programs than is the case for most of our other employees.  In addition, one of the Compensation Committee’s philosophies is to make a greater percentage of an employee’s compensation performance‑based as he or she becomes more senior and to keep fixed cash compensation at a competitive level while providing each executive an opportunity to be well rewarded through short and long‑term incentive programs if we perform well, consistent with our pay‑for‑performance culture.

Compensation Process

Compensation Consultant

The Compensation Committee’s charter provides that the committee has the authority to retain experts and advisers of its choice to assist the committee in performing its functions.  The committee again retained Compensia to perform an analysis to assist the committee in making its decisions in 2014 (with respect to 2015 compensation matters) and in 2015 regarding executive officer compensation.  The committee selected Compensia as its advisor due to its expertise in executive compensation, particularly with respect to compensation practices of technology companies in the San Francisco Bay Area.  In addition, Compensia was already familiar with our executive compensation practices and philosophy since it had been providing executive compensation advice to the committee and our management since our initial public offering in 2007.  Compensia provided the following services to the committee in 2014 (with respect to 2015 compensation matters) and in 2015:

•	reviewed and provided recommendations regarding the composition of our peer group, and provided compensation data relating to executives at the selected peer group companies;
•	conducted a comprehensive review of the total compensation arrangements for our executive officers and provided advice on our executive officers’ compensation;
•	conducted a comprehensive review of compensation paid to the members of our board of directors and its committees, and provided advice on our directors compensation program;
•	updated the Compensation Committee on emerging trends/best practices in the area of executive and board compensation;
•	participated in Compensation Committee meetings, as requested, and provided ad hoc advice and support throughout the year; and
•	solely with respect to 2015, assisted the Compensation Committee with a proposal to amend and restate our 2007 Equity Incentive Plan.

In selecting Compensia as its advisor the Compensation Committee considered the factors required by SEC Rule 10C‑1(b)(2)(4) and NASDAQ Rule 5605(d)(3)(D) and certain factors related to Compensia’s independence, including (a) that Compensia did not provide other services to us, except as set forth below; (b) the fact that the fees we paid to Compensia in each of 2014 and 2015 represented less than one percent of Compensia’s total revenues for those years; (c) Compensia’s policies and procedures that are designed to prevent conflicts of interest; and (d) the fact that Compensia had neither any business or personal relationship with any member of the Compensation Committee nor owned any of our stock.  The Compensation Committee does not believe the retention of, and the work performed by, Compensia creates any conflict of interest.

Peer Group Data

Our executive compensation is typically established annually during the fourth quarter of each fiscal year. Compensation decisions, including the magnitude of equity awards for the current fiscal year and levels of cash compensation, which is inclusive of base salary and annual incentive targets, for the upcoming fiscal year, have historically been finalized at an October meeting of the Compensation Committee.  As described in more detail below, compensation data from a peer group established in 2014 was relied upon by the Compensation Committee to finalize cash compensation for the 2015 fiscal year, while the peer group identified in 2015 and the related competitive assessment was relied upon by the Compensation Committee to finalize the executive equity awards granted in October 2015.

October 2014 Compensation Committee Meeting Setting 2015 Cash Compensation

At the Compensation Committee’s October 9, 2014 meeting at which it established the base salaries and annual incentive targets for our executives during 2015, Compensia presented a report regarding the compensation for our Named Executive Officers other than Mr. Earl, as Mr. Earl’s employment with Glu commenced on November 9, 2015.  Compensia’s report analyzed the compensation of our Named Executive Officers based on (a) the Radford High‑Tech Executive Survey, limited to gaming and software companies with annual revenues between $150 million and $800 million and market capitalization between $150 million and $2.7 billion, and (b) data from a group of peer companies that had been updated from a group used by the Compensation Committee in the prior year.

The peer group approved by the Compensation Committee in 2014 for purposes of informing our executive compensation for 2015 was updated to better reflect our then‑current market capitalization and revenues and to remove companies utilized in the prior year that no longer were good peer matches with Glu, while still placing an emphasis on selecting gaming and software companies located in the San Francisco Bay Area.  The specific attributes used to develop the peer group included: (a) annual revenues between approximately $150 million and $750 million and (b) a market capitalization of between approximately $200 million and $1.75 billion, with Glu’s market capitalization as of the time the peer group was assembled at approximately $563 million.  The committee chose peer companies within a higher revenue range, compared with a range of $50 million to $200 million in revenues utilized in the prior year, to reflect Glu’s growth through acquisitions and the recent release of our most successful title to date, Kim Kardashian: Hollywood, which had together increased Glu’s annual revenue run rate at the time of the report to $350 million. In addition, the committee considered that while Glu’s market capitalization was below the median market cap of the peer group, this was balanced by Glu being at the 69th percentile based on revenue positioning and the use of our revenue run rate to provide a current perspective on the competitive market for executive talent.  Two of the peers, Rovi and Zynga, fell modestly outside the target market capitalization range of the peer group; however, they were within the target revenue range and were relevant labor and product market competitors.  The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Angie’s List	• LivePerson	• Move	• TiVo
• Bazaarvoice	• LogMeIn	• QuinStreet	• Web.com Group
• Blucora	• Marchex	• RealNetworks	• Xoom
• Constant Contact	• Millenial Media	• Rovi	• Zynga

When analyzing the appropriateness of the compensation of our Named Executive Officers, the Compensation Committee reviewed the percentile information provided by Compensia as measured against the peer companies specified above.  The committee reviewed this percentile information to determine whether it was compensating these executive officers at a level commensurate with similarly situated executives.  The committee did not, however, have a  specific percentile goal in mind for establishing the compensation of any of the Named Executive Officers for 2015, nor did it benchmark compensation to any specific level or against any specific member of the peer group; rather the committee’s goal was to balance our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to retain the services of these key executives and motivate them to achieve our annual financial plan and strategic goals, while enabling the executives to participate in Glu’s success.

In addition to reviewing the percentile information contained in the Compensia report, the Compensation Committee also considered a number of additional factors in making executive compensation decisions, including our overall performance, each executive officer’s overall performance, the scope of responsibility of each executive officer, the then-current compensation and equity holdings of each executive officer, and the size of the equity grants made to the executive officers in the prior year as a percentage of the total grants made to all Glu employees.   In addition, Compensia reviewed Chief Operating Officer market data (in addition to Chief Financial Officer market data) when determining Mr. Ludwig’s compensation.

October 2015 Compensation Committee Meeting Setting 2016 Compensation

At the Compensation Committee’s October 8, 2015 meeting, the Compensation Committee approved equity grants to each of our executives as well as finalized their 2016 base salary and cash incentive targets. During this meeting, Compensia presented an updated report regarding the compensation for our Named Executive Officers (other than Mr. Earl who commenced employment with us in November 2015).  Compensia’s report analyzed the compensation of our Named Executive Officers based on (a) the Radford Technology Industry Survey, limited to technology companies with annual revenues between $200 million and $500 million, and (b) data from a group of peer companies that had been updated from the group utilized in the prior year.  The peer group approved by the Compensation Committee in 2015 was updated to better reflect our then‑current market capitalization and revenues and to remove companies utilized in the prior year that were no longer good peer matches with Glu, while still placing an emphasis on selecting gaming and software companies located in the San Francisco Bay Area.  The committee chose companies that had (a) annual revenues between approximately $125 million and $750 million, with the slight decrease in the amount of revenues of Glu’s peers reflective of Glu’s trailing revenues over the past four quarters at the time of the report and performance to date, and (b) a market capitalization of between approximately $300 million and $2.0 billion, with Glu’s market capitalization as of the time the peer group was assembled at approximately $676 million.  Two of the peers, Take-Two and Zynga, fall modestly outside the market capitalization range of the peer group; however, they are within the target revenue range and are relevant labor and product market competitors.  The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Angie’s List	• DHI Group	• Marketo	• Take-Two Interactive
• Bazaarvoice	• IntraLinks Holdings	• PROS Holdings	• Tivo
• Blucora	• Jive Software	• QuinStreet	• Web.com Group
• Callidus Software	• LivePerson	• RetailMeNot	• Zynga
• Constant Contact	• LogMeIn	• Rovi

The Compensation Committee used the October 2015 report prepared by Compensia to assist it in determining the amount of salary and equity compensation (in the form of stock options and RSUs) awarded to the Named Executive Officers in October 2015, other than for Mr. Earl, whose salary, stock options and RSUs were separately negotiated in November 2015 when he was hired, each of which are discussed in further detail below.

We believe that, given the industry in which we operate and the dynamic corporate culture that we have created, the executive compensation levels that we have established are sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect changes in executive compensation trends in the peer group companies, individual performance and responsibility, prior experience, salary history and the mix between short‑ and long‑term incentives, as well as cash and equity compensation.  In instances where an executive officer is uniquely key to our success or has a role that does not exactly match any benchmarked data, the committee also considers these factors. If an executive is promoted during the year, his base salary may be increased at the time of promotion to reflect the increased responsibilities, or if an increase to an executive’s base salary becomes crucial to retaining and incentivizing that executive, his or her base salary may be increased at such time as deemed necessary.

The Compensation Committee generally fixes executive officer base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and a level of contribution that is in line with and in furtherance of our overall business goals.  The committee’s philosophy is to make a greater percentage of an executive’s compensation performance‑based as he or she becomes more senior and to keep fixed cash compensation to the minimum competitive level while providing the executive the opportunity to be well rewarded through short and long‑term incentive programs if we perform well, consistent with our pay‑for‑performance culture.  Where applicable, the Compensation Committee takes into account the benchmarking information provided by Compensia.  The committee may also take into account the base compensation payable by other companies it believes we generally compete with for executive officer talent or how increases to base salary at Glu could offset some of the total compensation packages offered by startup companies, where an executive may be offered a significant equity stake in the startup.  The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual, such as in the case of Mr. Earl.

The table below sets forth the annual base salaries for each of the Named Executive Officers for 2015 compared to 2014.

Named Executive Officer	2014 Salary		2015 Salary		% Change
Niccolo M. de Masi	$500,000		$500,000		0.0%
Eric R. Ludwig	302,500		375,000	(2)	24.0%
Chris Akhavan	260,000		280,000	(2)	7.7%
Nick Earl	—	(1)	350,000	(3)	N/A
Scott J. Leichtner	246,750		275,000	(2)	11.4%

(1)	Mr. Earl joined Glu in November 2015.
(2)	The annual base salaries of Messrs. Ludwig, Akhavan and Leichtner were effective October 1, 2014.

(3)

The annual base salary for Mr. Earl was determined at the time of his hiring in November 2015. In 2015 Mr. Earl received a prorated amount for his service from November 9, 2015, his start date, through December 31, 2015, of $47,115.

The committee decided to keep the 2015 base salary of Mr. de Masi at the 2014 level given the committee’s July 2014 decision to increase his salary which was reflective of the Compensation Committee’s efforts to retain and incentivize Mr. de Masi as part of his total compensation package.  The base salary increases approved by the Compensation Committee in October 2014 aligned each of these officer’s base salaries closer to the 50th percentile for our peer group, reflecting the committee’s general compensation philosophy of targeting annual cash compensation at market median salaries. Glu’s peer group in October 2014 as compared to 2013 reflected a shift in Glu’s competitive market due to increased revenue and market capitalization since the prior years and resulted in the base salaries for Messrs. Ludwig and Leichtner being 20% or more below the 50th percentile.  The committee believed these salary increases were important retention measures, particularly given that Glu’s performance had significantly improved during 2014 due to acquisitions and the release of our most successful title to date, Kim Kardashian: Hollywood.

Mr. Earl’s salary was determined in connection with his hiring as our President of Studios in November 2015, and is set forth in his employment offer letter.  In determining the appropriateness of Mr. Earl’s base salary, the Compensation Committee considered a number of factors, including the annual base salaries of our other executive officers, the recommendation of our management, and the compensation level that would be necessary to enable us to retain the services of Mr. Earl.

Cash Bonuses under Our Non‑Equity Incentive Plans

The Compensation Committee designs our non‑equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives.  The committee uses cash bonuses to reward performance achievements with a time horizon of one year or less, and uses benchmarking as a factor to determine the amount necessary to match our competitors for executive talent.

2015 Executive Bonus Plan

Our 2015 Executive Bonus Plan, which was adopted by the Compensation Committee in December 2014, linked executive officer bonuses to our achieving certain financial goals, weighting 50% of the bonus on achievement of our annual non‑GAAP revenue goal and 50% of the bonus on achievement of our annual Adjusted EBITDA goal.  All of our Named Executive Officers were eligible to participate in the 2015 Executive Bonus Plan, with the exception of Mr. Earl whose bonus plan is described below under “2015 Executive Bonus Plan for Nick Earl.”  The Compensation Committee determined that the non‑GAAP revenue and Adjusted EBITDA targets best aligned the incentives of our management with the interests of our stockholders and that each of the Named Executive Officers (with the exception of Mr. Earl since he joined Glu on November 9, 2015, near the end of the fiscal year) should be on the same plan to ensure that their interests were fully aligned.

The 2015 Executive Bonus Plan provided for a maximum annual bonus equal to a percentage of the executive officer’s current annual base salary.  The committee did not increase Messrs. de Masi’s, Ludwig’s, Akhavan’s or Leichtner’s target percentages from 2014 levels.  The bonus target percentage for Mr. Earl was provided under a separate program and fixed in his offer letter, as described further below.

The final 2015 bonus targets and maximum bonuses, as well as the actual bonuses earned by Messrs. de Masi, Ludwig, Akhavan and Leichtner, are set forth below.

Named Executive Officer	2014 Target Percentage	2015 Target Percentage	2015 Maximum Percentage	2015 Salary(1)	2015 Target Bonus	2015 Maximum Bonus	Actual Bonus Earned
Niccolo M. de Masi	200%	200%	500%	$500,000	$1,250,000	$2,500,000	$0
Eric R. Ludwig	100%	100%	200%	375,000	375,000	750,000	$0
Chris Akhavan	100%	100%	200%	280,000	280,000	560,000	$0
Scott J. Leichtner	50%	50%	100%	275,000	138,000	275,000	$0

(1)	The Compensation Committee set the annual base salaries of each of the executive officers to these amounts, effective as of October 1, 2014.

The annual bonus under our 2015 Executive Bonus Plan was based on our executive officers’ success as a team in achieving corporate financial goals that were closely aligned with our strategic goals.  The committee based the annual bonuses under our 2015 Executive Bonus Plan on objective measures that reflected the achievement of significant corporate financial goals, rather than the achievement of more subjective individual goals that were not correlated as precisely with our overall success.  The committee chose non‑GAAP revenues and Adjusted EBITDA because it believed that these measures would best reflect whether we had achieved financial performance that would lead to company success and potentially significant returns for our stockholders.  The committee believed that significantly increasing revenues from the prior year would be the best way to increase stockholder value, but that we needed to achieve that growth without significantly increasing operating expenses, so that we could generate meaningful positive Adjusted EBITDA for the year.  Consistent with prior years, the committee decided to use non‑GAAP, rather than GAAP, revenues because GAAP accounting rules require that we recognize certain revenues over a number of months and defer them into future periods, and the committee believed that non‑GAAP revenues would be a better indicator of our success during 2015.  The committee decided to use Adjusted EBITDA, rather than GAAP profit/(loss), because GAAP accounting rules require that we take into account various non‑cash expenses that do not reflect whether the company was generating cash.  Finally, the committee decided to again award bonuses annually because it believed that a more long‑term orientation was appropriate given the uncertainty and unpredictability of operations in a small company in an uncertain economic and industry environment; the committee believed that management should not be rewarded for one or two successful quarters if performance for the entire year did not meet or exceed our annual targets.

For each of Messrs. de Masi, Ludwig, Akhavan and Leichtner, the non‑GAAP revenues target was $275.0 million and the Adjusted EBITDA target was $33.0 million (the “Minimum Thresholds”), and the maximum thresholds were non‑GAAP revenues of $300.0 million and Adjusted EBITDA of $43.0 million (the “Maximum Thresholds”).  The committee established the Minimum Thresholds and the Maximum Thresholds in December 2014, and these thresholds were aligned with the targets established for our 2015 annual operating plan approved by our Board in December 2014.

No bonuses would be paid with respect to a goal unless we achieved such goal at the specified Minimum Threshold.  If we achieved the non‑GAAP revenues goal at the Minimum Threshold, then each of Messrs. de Masi, Ludwig, Akhavan and Leichtner would have received a bonus equal to 50% of his target bonus amount. In addition, if we achieved the annual Adjusted EBITDA goal at a level equal to the Minimum Threshold, then each of these executive officers would have received a bonus that equaled 50% of his target bonus amount for such goal.  Accordingly, if we achieved both goals at levels equal to the Minimum Threshold, then each of these executive officers would have received a bonus that equaled 100% of his target bonus.  There were additive compensation components that provided for increased payouts on a straight‑line basis if we exceeded the Minimum Threshold for either goal up to the Maximum Threshold, with each of these executive officers eligible to receive a bonus equal to the maximum percentage specified in the chart on page 23 above.  In addition, because each goal was evaluated independently of each other, overachievement on one goal could not compensate for underachievement on the other goal.

For 2015, we achieved non‑GAAP revenues of $242.2 million and Adjusted EBITDA of $16.8 million, both of which were below the Minimum Thresholds.  Accordingly, none of Messrs. de Masi, Ludwig, Akhavan or Leichtner earned a bonus under the 2015 Executive Bonus Plan.

Appendix A to this proxy statement contains a reconciliation of each non‑GAAP measure to the most comparable GAAP measure for each of Non‑GAAP Revenues and Adjusted EBITDA.

2015 Executive Bonus Plan for Nick Earl

Since Mr. Earl was not a Glu employee at the time the Compensation Committee adopted the 2015 Executive Plan, a bonus plan specific to him subsequent to his hiring (the “Earl Bonus Plan”), which covered the period from November 9, 2015 through December 31, 2015 (the “Plan Period”), was made available to him.  The committee believed it would not be equitable for Mr. Earl to be subject to the targets of the 2015 Executive Bonus Plan, as at the time of Mr. Earl’s hiring in November 2015, Glu appeared to be unlikely to be able to meet the Minimum Thresholds.  Accordingly, the committee believed that Mr. Earl should be given a reasonable opportunity to earn a bonus for the period during which he was at Glu in 2015 given that his performance would directly impact Glu’s success during such time.

Bonus payments for the Plan Period were determined by whether, and the extent to which, Mr. Earl achieved his objectives and key results (“OKRs”) for the Plan Period. Mr. Earl’s OKRs were established by Mr. de Masi in consultation with Mr. Earl and consisted of specific goals in his primary areas of responsibility:

•	reorganization of the studio into four categories to better align capabilities and deliver higher performing games;
•	appointing a Senior Vice President of Global Studios Operations and setting up a central organizational structure to improve processes and the support of our studios;
•	visiting all studios (other than Moscow) and meeting with every game team to assess team strengths and opportunities for improvement; and
•	setting up a braintrust to deliver better games and drive greater engagement across the lifecycle of our games.

Mr. Earl earned $47,115 in base salary in 2015 (based on an annual salary of $350,000 and his November 9, 2015 start date). Mr. Earl’s target bonus was 50% of this amount, or $23,557.70. The Compensation Committee, based on the recommendation of Mr. de Masi, determined that Mr. Earl achieved his OKRs at 80% of target, based on full achievement of his first three OKRs and 20% achievement of his last OKR. Therefore, Mr. Earl earned $19,945 of his bonus related to his OKRs.

Equity Compensation

We use initial and refresh equity awards to reward long‑term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer.  Generally, a significant equity award is granted to the executive officer when he or she joins Glu.  The size of each award is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant compensation if our stock price appreciates and is based upon the grant guidelines, the data contained in the reports prepared by Compensia, the individual’s position with us and the individual’s potential for future responsibility and promotion.  The relative weight given to each of these factors varies from individual to individual at the committee’s discretion.  The committee may make adjustments to the size of the awards that it deems reasonable to attract candidates.  These initial awards vest over four years, and no shares vest before the one year anniversary of the executive’s employment start date.  The committee generally spreads the vesting of our equity over four years to both retain the executive officers and to compensate them for their contribution over a number of years.  We do not have any requirements that our executive officers hold any shares of our common stock following vesting of equity awards or otherwise.

We generally award a mix of RSUs and stock options to our Named Executive Officers.  The Compensation Committee believes that a mix of options and RSUs provides a balanced approach to pay-for-performance and the retention of our executive officers. Stock options have historically been an important component of our executive equity compensation approach given their long term time horizon and strong pay-for-performance profile. RSUs provide a strong retention value as they will always provide value to the executive as they vest, regardless of the trading price of our common stock, which has historically been highly volatile.  Additionally, the committee awards a mix of options and RSUs to our executives because generally we can use less shares under our equity plans to grant an RSU, which helps reduce our “burn rate” (the number of shares subject to equity awards granted in the fiscal year, divided by the total shares outstanding at the end of the fiscal year) under our equity plans while still providing the executive with approximately the same value that he or she would have received if he were awarded a stock option.

On June 4, 2015, the Compensation Committee granted 750,000 RSUs (the “CEO RSUs”) to Mr. de Masi. Each of these CEO RSUs vested with respect to 25% of the shares on February 15, 2016 and the remaining 75% of the shares vest in equal quarterly installments beginning May 15, 2017 and quarterly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan‑Based Awards in 2015” table below.

The CEO RSUs were originally intended to be granted to Mr. de Masi in October 2014 in connection with the Compensation Committee’s annual review of executive officer compensation.  However, the committee was unable to issue any RSUs to Mr. de Masi at such time because the committee had previously issued a total of 750,000 RSUs to Mr. de Masi earlier in 2014, and a restriction in the 2007 Equity Incentive Plan at the time limited the number of our shares that could be granted to any individual in one calendar year to 750,000 shares.  The Compensation Committee, with the cooperation of Mr. de Masi, agreed to issue the CEO RSUs to Mr. de Masi as soon as possible in 2015.  However, due to a lack of available shares under the 2007 Equity Incentive Plan, the Compensation Committee and Mr. de Masi in February 2015 agreed to delay issuance until Glu’s stockholders approved an increase in the number of shares reserved for issuance under the 2007 Equity Incentive Plan and an amendment increasing the number of shares that could be granted to any individual in any calendar year at our 2015 Annual Meeting of Stockholders.  Given this delay, and the original intention of the Compensation Committee to issue this award in October 2014, the committee approved an initial vesting date of February 15, 2016 with regard to 25% of the shares underlying the CEO RSUs to best capture the intent of the grant.

In October 2015, in connection with its annual review of executive officer compensation, the Compensation Committee granted the following equity awards to Messrs. de Masi, Ludwig, Akhavan and Leichtner:

Named Executive Officer	Options(1)	RSUs(2)
Niccolo de Masi	—	750,000
Eric R. Ludwig	265,000	335,000
Chris Akhavan	90,000	110,000
Scott Leichtner	90,000	110,000
Total:	445,000	1,405,000

(1)

Each of these stock options has a ten‑year term, an exercise price of $4.09 (the closing price of our common stock on October 13, 2015, which was the grant date) and vests with respect to 25% of the underlying shares on the October 13, 2016 and as to 1/48th of the shares monthly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan‑Based Awards in 2015” table below.

(2)

Each of these RSUs vests with respect to 25% of the shares on November 15, 2016 and the remaining 75% of the shares vest in equal quarterly installments beginning February 15, 2017 and quarterly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan‑Based Awards in 2015” table below.

In determining the number of RSUs awarded to Messrs.  Ludwig, Akhavan and Leichtner in October 2015, the Compensation Committee sought to target the 60th percentile of our peer group based on the dollar value of our peer’s annual equity grants.  The Compensation Committee also considered that the value of the CEO RSUs, when aggregated with the RSUs awarded to Mr. de Masi in October 2015, would result in Mr. de Masi’s 2015 equity compensation being in the top quartile of our larger peer companies on both an absolute value and percentage of company basis.  However, the committee believed this to be justified given Mr. de Masi’s many contributions to our success during his tenure and the importance of ensuring that we retained his services long term. In reviewing peer data, the committee took into account that Glu’s revenue growth rate was in the top quartile of our peers and total shareholder return over the past year (measured as of July 31, 2015 in the Compensia report) was between the 50th and 75th percentile among our peers.  The committee considered the information contained in Compensia’s October 2015 report, which included an analysis of the value of the unvested equity awards then held by each Named Executive Officer and the value of equity awards granted to Messrs. Akhavan, Ludwig and Leichtner in 2014, plus the June 2015 CEO RSU grant for Mr. de Masi.

The committee believed that the awards to Messrs. de Masi, Ludwig, Akhavan and Leichtner would focus the executive officers on achieving Glu’s long-term strategic goals and creating stockholder value given the non-achievement of a bonus under the 2015 Executive Bonus Plan. The Compensation Committee also wished to ensure that these executive officers were properly incented to remain with us despite our inability to achieve the Minimum Threshold under our 2015 Executive Bonus Plan in a competitive employment market for executives with the skills and experience of our executive officers.  The committee determined that the size and mix of their October 2015 RSU and stock option grants appropriately balanced both retention and motivational objectives of executive pay.  The committee awarded these executives, except in the case of Mr. de Masi, approximately 75% of the value of these awards through the RSU portion and 25% through the stock option portion in order to conserve shares available for issuance under the 2007 Equity Incentive Plan.  The committee awarded Mr. de Masi all RSUs, rather than a mix of RSUs and stock options, in order to maximize the value provided to Mr. de Masi while remaining within the new stockholder approved limit of 1,500,000 shares that could be issued under the 2007 Equity Incentive Plan to any one individual in one calendar year.

Nick Earl’s Offer Letter

Glu entered into an offer letter with Nick Earl to join us as our President of Global Studios on November 2, 2015. The offer letter provided the following compensation terms for Mr. Earl: (a) an annual base salary of $350,000, (b) a target bonus of 50% of his base salary for 2015, with any such bonus payment prorated for the 2015 fiscal year based on his start date, (c) a stock option grant of 300,000 shares, which was granted on December 9, 2015 at an exercise price of $2.92 per share and vests with respect to 25% of the total number of shares on November 15, 2016 and as to 1/48th of the shares monthly thereafter such that the option will be fully vested on the fourth anniversary of the grant date; and (d) an RSU award of 500,000 shares which vests with respect to 25% of the shares on November 15, 2016 and the remaining 75% of the shares vest in equal quarterly installments beginning February 15, 2017 and quarterly thereafter.  The Compensation Committee approved these compensation terms based on its general knowledge of executive compensation in the San Francisco Bay Area and the advice of Mr. de Masi, who believed that such terms were necessary to attract Mr. Earl to our company in the face of competition from other employers and believed that the hiring of Mr. Earl was critical to our efforts to improve the success and monetization of our games.  In addition, the committee took into account the fact that Mr. Earl’s title as President of Global Studios was more senior than that of our other officers other than Messrs. de Masi, Ludwig and Akhavan, and, as such, the committee believed it was appropriate for his base salary to be commensurate with the base salary of Mr. Ludwig.

In addition, in February 2016, the committee approved a change of control severance agreement for Mr. Earl with the same terms as our other Named Executive Officers, excluding Messrs. de Masi and Ludwig, as set forth in greater detail below.  Mr. Earl’s offer letter specified that management would recommend to the Compensation Committee that Mr. Earl be granted such change of control severance arrangement, and the committee believed it was important for the retention of Mr. Earl to provide him with the same severance arrangements as Messrs. Akhavan and Leichtner.

Severance and Change of Control Payments

Each of the Named Executive Officers has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu (a “double trigger” termination).  In addition, Mr. de Masi’s employment agreement provides for payments and benefits if he is terminated under certain circumstances in the absence of our change of control.  For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below.  Other than as set forth in these agreements, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

The Compensation Committee decided to provide these arrangements to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired.  These arrangements are also intended to mitigate a potential disincentive for executives to consider and execute on an acquisition where the acquirer may not require the services of these executives following the acquisition.

The Compensation Committee decided to provide Mr. de Masi with severance benefits in the absence of a change in control transaction to secure his service as our President and Chief Executive Officer; the committee believed that such an arrangement was necessary to attract and retain a qualified candidate who would likely have had employment alternatives available to him that may have appeared to be less risky absent such an arrangement.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our employee stock purchase plan and 401(k) plan, in each case on the same basis as other employees.  As part of our cost‑reduction efforts, in February 2009 we indefinitely suspended our 401(k) match for U.S. employees, which includes all of our current executive officers.  We also provide paid holidays to most of our employees that are comparable to those provided at peer companies.  Although our executive officers also receive such paid holidays, as of July 2009 as part of cost‑reduction efforts, they no longer accrue vacation time which, if already accrued but unused, is paid to them when their employment with us terminates.  There were no special benefits or perquisites provided to any executive officer in 2015.

Clawback Policy (Recovery of Incentive Compensation Policy)

The Compensation Committee has not adopted a policy with respect to whether we will retroactively adjust any cash‑ or equity‑based incentive compensation paid to executive officers (or others) where the payment was predicated upon achieving financial results that were subsequently the subject of a restatement.  We intend to adopt a policy regarding the recovery of incentive compensation that will cover our annual and long-term incentive award plans and programs once the Securities and Exchange Commission adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than our Chief Executive Officer, the Chief Executive Officer, as the manager of the executive team, except Mr. Leichtner, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit‑based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment equity compensation grant.  With respect to compensation decisions for Mr. Leichtner, both Mr. Ludwig, who is Mr. Leichtner’s manager, and Mr. de Masi make recommendations to the Compensation Committee.  The committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of our Chief Executive Officer’s contributions to corporate goals and his overall performance in managing Glu.  Our Chief Executive Officer (and Mr. Ludwig in the case of Mr. Leichtner) bases his recommendations in part upon annual performance reviews of our executive officers.  Committee meetings during 2015 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our Vice President and General Counsel and, on certain occasions, our Vice President of Global Human Resources, representatives from Compensia and other members of our Board.  Any executive officer attending a Compensation Committee meeting excused himself for those portions of the meeting in which his own compensation or performance was discussed or considered.

Equity Granting Policy

Equity awards may be granted by either the Compensation Committee or our Stock Option Administration Committee, which is currently comprised of our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our Vice President and General Counsel.  The Compensation Committee has delegated authority to our Stock Option Administration Committee to grant equity awards to employees who are not executive officers, up to a certain number of shares per individual, as specified by the committee.  For the Stock Option Administration Committee to act, our Chief Executive Officer and at least one other member of the committee must vote.  The Stock Option Administration Committee reports to the Compensation Committee awards approved by the Stock Option Administration Committee promptly after any such approvals.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held, or unanimous written consents approved, on the second Tuesday of each month.  The only exceptions are for new hire or promotion grants that require Compensation Committee approval, which grants are generally approved on the second Tuesday of each month following the date the individual is hired or promoted, or for new hire awards made to individuals in connection with an acquisition.  The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority.  Our annual equity awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, at which the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation,” we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price of our common stock on the date the option is granted.

Fiscal 2014 Stockholder Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, we conducted a stockholder advisory vote, or say-on-pay vote, on the compensation of the Named Executive Officers.  At that meeting, our stockholders approved the compensation of our named executive officers as disclosed in our 2014 annual proxy statement with approximately 95% of the votes cast in favor of the proposal.

Our Compensation Committee has noted the support of our stockholders in the 2014 say-on-pay vote and considered this result in their decision-making regarding our executive compensation.  We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as one element in the process, when making compensation decisions for our executive officers.

At our 2011 Annual Meeting of Stockholders, our stockholders approved advisory voting every three years on our executive compensation.  As a result, the next advisory vote on the compensation of our named executive officers will take place in 2017.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to our employees.  We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123R), which requires us to estimate and record an expense for each equity compensation award over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  Management considers the FASB ASC Topic 718 cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers other than the Chief Financial Officer.  Compensation income realized upon the exercise of options to purchase shares of our common stock granted under our stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.  Due to our net operating loss carryforwards, exceeding this limitation would not necessarily mean Glu would be subject to increased federal income taxes.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.  Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.  We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

We also consider the tax impact to employees in designing our compensation programs, including our equity compensation programs.  For example, employees generally control the timing of taxation with respect to stock options but do not control the timing with respect to RSUs in which income is realized upon vesting and settlement.  To assist employees (including our executives) in satisfying their tax obligations for RSUs, we withhold shares from the vesting RSUs to cover applicable taxes.  We structure cash bonus compensation so that it is taxable to our employees at the time it is paid to them.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with Glu’s management.  Based on its review and these discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement which is incorporated by reference into our Annual Report on Form 10‑K filed with the SEC on March 4, 2016.

Benjamin T. Smith, IV (Chair)
Hany M. Nada

EXECUTIVE COMPENSATION

 Please see the section titled “Executive Officers” at the end of Item 1 of our Annual Report on Form 10‑K for the year ended December 31, 2015, which accompanies these proxy materials, regarding the identity of our executive officers and their respective business experience.

Summary Compensation Table

The following table shows compensation earned during 2015 by our Named Executive Officers.  For information about employment contracts, termination of employment and change‑of‑control arrangements between us and the Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)(2)		Option Awards ($) (2)	Non‑Equity Incentive Plan Compensation ($) (3)		All other compensation	Total ($)

Niccolo M. de Masi	2015	500,000		—		8,070,000		—	—		—	8,570,000
President and Chief Executive	2014	434,539		—		4,733,250	(4)	—	2,500,000		—	7,667,789
Officer	2013	357,479		—		1,009,770		309,640	—		—	1,676,889

Eric R. Ludwig	2015	375,000		—		1,370,150		430,334	—		—	2,175,484
Executive Vice President, Chief	2014	319,231		—		1,375,200		379,066	750,000		—	2,823,497
Operating Officer and Chief Financial Officer	2013	280,877		—		523,800		160,039	—		—	964,716

Chris Akhavan(5)	2015	280,000		—		449,900		146,151	—		—	876,051
President of Publishing	2014	264,615		41,667	(6)	471,500		184,910	560,000		—	1,522,692
	2013	180,219	(7)	58,333	(6)	397,888		487,016	232,800		—	1,364,590

Nick Earl (8)	2015	47,115	(9)	—		1,460,000		347,820	19,945	(10)	—	1,874,880
President of Global Studios	2014	—		—		—		—	—		—	—
	2013	—		—		—		—	—		—	—

Scott J. Leichtner	2015	275,000		15,000	(11)	449,900		146,151	—		—	886,051
Vice President, General Counsel	2014	253,269		—		307,500		110,946	275,000		—	946,715
and Corporate Secretary	2013	237,189		—		205,571		63,038	—		—	505,798

(1)	Stock Awards represent RSU awards.
(2)

Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10‑K for the year ended December 31, 2015 for a description of the ASC Topic 718 methodology and assumptions. The number of shares subject to stock options and RSUs granted in 2015 to our Named Executive Officers is shown in the “Grants of Plan‑Based Awards in 2015” table below.

(3)

The amounts represent total performance‑based bonuses that were earned during the given year, and paid in the period after the bonus was earned.  For 2013, these bonuses were determined under our 2013 Executive Bonus Plan for Messrs. de Masi, Ludwig and Leichtner and under an individual bonus plan for Mr. Akhavan. For 2014, these bonuses were determined under our 2014 Executive Bonus Plan. For 2015, these bonuses were determined under our 2015 Executive Bonus Plan, except in the case of Mr. Earl who earned his bonus under the Earl Bonus Plan. See the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan‑Based Awards in 2015” table below for further information regarding these bonus plans.

(4)

Represents the grant date fair value of these RSUs of $2,019,250, plus an additional $2,714,000 related to the incremental fair value for accounting purposes of the modification of these RSUs on July 24, 2014 to remove certain performance-based vesting criteria.

(5)	Mr. Akhavan joined us in April 2013.
(6)	Earned pursuant to Mr. Akhavan’s offer letter, in which we agreed to pay him a sign‑on bonus of $100,000 in 12 equal monthly installments.
(7)	Represents salary earned by Mr. Akhavan during 2013. Mr. Akhavan received an annual base salary of $260,000 in 2013.
(8)	Mr. Earl joined us in November 2015.
(9)	Represents salary earned by Mr. Earl from November 9, 2015, his start date, through December 31, 2015. Mr. Earl receives an annual base salary of $350,000.

(10)

Earned pursuant to Mr. Earl’s offer letter, in which we agreed to pay Mr. Earl a prorated bonus based on the attainment of certain objectives, as discussed above under the “Compensation Discussion and Analysis” section of this proxy statement.

(11)	Represents a cash bonus paid to Mr. Leichtner in connection with his efforts in finalizing certain celebrity licensing agreements in February 2015.

Grants of Plan‑Based Awards in 2015

The following table provides information for the Named Executive Officers about equity awards granted during 2015 and cash bonus awards for which they were eligible in 2015 under our 2015 Executive Bonus Plans, unless otherwise noted.  All stock options and RSUs were awarded under our 2007 Equity Incentive Plan, unless otherwise noted.

					All Other
			Estimated Future		Stock Awards;	Number of		Grant Date
			Payouts Under Non‑		Number of	Securities	Exercise	Fair Value
			Equity Incentive		Shares	Underlying	Price of	of Stock and
	Grant		Plan Awards		of Stock	Options	Option	Option
Name	Date		Target	Maximum	or Units	Awards	Awards	Awards(1)

Niccolo M. de Masi(2)	—		$1,250,000	$2,500,000	—	—	—	—
	06/04/15	(3)	—	—	750,000	—	—	$5,002,500
	10/13/15		—	—	750,000	—	—	3,067,500

Eric R. Ludwig(2)	—		375,000	750,000	—	—	—	—
	10/13/15		—	—	—	265,000	$4.09	1,083,850
	10/13/15		—	—	240,000	—	—	1,370,150

Chris Akhavan(2)	—		280,000	560,000	—	—	—	—
	10/13/15		—	—	—	90,000	4.09	368,100
	10/13/15		—	—	110,000	—	—	449,900

Nick Earl(4)	—		23,557.70	23,557.70	—	—	—	—
	12/9/15	(5)	—	—		300,000	4.09	876,000
	12/9/15	(6)	—	—	500,000	—	—	1,460,000

Scott J. Leichtner(2)	—		138,000	275,000	—	—	—	—
	10/13/15		—	—	—	90,000	2.92	368,100
	10/13/15		—	—	110,000	—	—	449,900

(1)

Amounts shown in this column do not reflect dollar amounts actually received by the officer.  Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10‑K for the year ended December 31, 2015 for a description of the ASC Topic 718 methodology and assumptions.

(2)

Each of Messrs. de Masi, Ludwig, Akhavan and Leichtner were eligible to earn a bonus under our 2015 Executive Bonus Plan based on Glu achieving a specified annual non‑GAAP revenue target and a specified annual Adjusted EBITDA target. The “Target” column represents the target bonus that could have been earned by each executive if we achieved the targets at 100% of plan.  The “Maximum” column represents the maximum total bonus that was earned by each executive, which was capped at 500% of his target bonus amount for Mr. de Masi, 200% for Messrs. Ludwig and Akhavan and 100% for Mr. Leichtner, regardless of the extent to which we exceeded either of the goals.  There was no threshold for an executive to earn a bonus under the plan.   For more details on our 2015 Executive Bonus Plan, see “Compensation Discussion and Analysis” above.

(3)	For a detailed description of these RSUs, see the discussion under “Compensation Discussion and Analysis – Equity Compensation” above.
(4)

Mr. Earl was eligible to earn a bonus under his own Earl Bonus Plan for the period from November 9, 2015 through December 31, 2015 based on achievement of specified OKRs determined by Mr. de Masi.  The “Target” column represents the target bonus that could have been earned by Mr. Earl if each target was achieved at 100%, which is also the maximum amount that Mr. Earl could have earned as shown in the “Maximum” column.  There was no threshold for Mr. Earl to earn a bonus under his plan. All of the payout amounts are prorated based on his November 9, 2015 start date. For more details on the Earl Bonus Plan, see “Compensation Discussion and Analysis” above.

(5)	This RSU award was granted under our 2008 Equity Inducement Plan.
(6)	This option was granted under our 2008 Equity Inducement Plan.

Outstanding Equity Awards at the End of 2015

The following table provides information with respect to outstanding stock options and RSU awards held by our Named Executive Officers as of December 31, 2015.

	Option Awards						Stock Awards
									Market
							Number of		Value of
							Shares or		Shares or
							Units of		Units of
							Stock		Stock
			Number of Securities		Option	Option	That Have		That Have
			Underlying Options(1)(2)		Exercise	Expiration	Not		Not
Name	Grant Date		Exercisable	Unexercisable	Price(3)	Date	Vested(4)		Vested (5)

Niccolo M. de Masi	10/21/10	(6)	333,333	0	$1.77	10/21/16	—		—
	01/03/11	(6)	116,667	0	2.03	01/03/17	—		—
	10/20/11		376,041	98,959	2.90	10/20/17	—		—
	10/09/12		257,291	217,709	3.29	10/09/18	—		—
	10/08/13		77,875	189,125	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	173,500		$421,605
	04/24/14		—	—	—	—	468,750	(7)	1,139,062.50
	06/04/15		—	—	—	—	750,000		1,822,500
	10/13/15		—	—	—	—	750,000		1,822,500

Eric R. Ludwig	07/20/06		49,453	0	3.90	07/20/16	—		—
	09/07/06		49,999	0	10.53	09/07/16	—		—
	10/21/10		8,334	0	1.77	10/21/16	—		—
	01/03/11	(8)	19,804	0	2.03	01/03/17	—		—
	10/20/11	(8)	225,625	59,375	2.90	10/20/17	—		—
	10/09/12		154,375	130,625	3.29	10/09/18	—		—
	10/08/13		40,250	97,750	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	90,000		218,700
	02/11/14		—	—	—	—	45,000		109,350
	10/14/14		—	—	—	—	180,000		437,400
	10/14/14		0	205,000	4.10	10/14/20	—		—
	10/13/14		0	265,000	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	335,000		814,050

Chris Akhavan	05/14/13		125,000	175,000	2.74	05/14/19	—		—
	06/11/13		—	—	—	—	10,938		26,579
	06/11/13		18,750	31,250	2.43	06/11/19	—		—
	10/08/13		26,000	63,145	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	57,928		140,765
	10/14/14		—	—	—	—	86,250		209,588
	10/14/14		0	100,000	4.10	10/14/20	—		—
	10/13/15		0	90,000	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	110,000		267,300

Nick Earl	12/09/15	(9)	0	300,000	2.92	12/09/25	—		—
	12/09/15	(9)	—	—	—	—	500,000		1,215,000

Scott J. Leichtner	04/13/10		1,250	0	1.19	04/13/16	—		—
	09/28/10		75,000	0	1.34	09/28/16	—		—
	04/12/11		34,375	3,125	3.78	04/12/17	—		—
	04/10/12		33,333	16,667	4.30	04/10/18	—		—
	10/09/12		56,875	48,125	3.29	10/09/18	—		—
	10/08/13		15,853	38,504	2.91	10/18/19	—		—
	10/08/13		—	—	—	—	35,322		85,832
	10/14/14		—	—	—	—	56,250		136,688
	10/14/14		0	60,000	4.10	10/14/20	—		—
	10/13/15		0	90,000	4.09	10/13/25	—		—
	10/13/15		—	—	—	—	110,000		267,300

(1)

Except as otherwise described in these footnotes, each option was granted under our 2007 Equity Incentive Plan and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48th of the shares of common stock underlying it monthly thereafter.

(2)

We have entered into the severance agreements described under “— Potential Payments upon Termination or Change in Control” below, which provide for acceleration of vesting of each equity award made or to be made to our Named Executive Officers if certain events occur following a change of control of Glu, or as to our Chief Executive Officer, absent a change of control.

(3)

Represents the fair market value of a share of our common stock, which is equal to the closing price of our common stock on The NASDAQ Global Market on the grant date, except for the two awards granted to Mr. Ludwig in 2006, which was before our initial public offering, for which the Board determined the fair market value.

(4)

Each award in this column is an RSU award.  Except as otherwise noted, each RSU vests as to 25% of the total number of shares on the applicable quarterly vesting date that is at least one year from the grant date (the “RSU First Vesting Date”), with the remaining 75% of the shares vesting in equal quarterly installments over the next three years following the RSU First Vesting Date on the same day of each third month (e.g., if the RSU First Vesting Date is February 15, the first quarterly vesting date will be May 15, the next quarterly vesting date will be August 15, etc.); provided, however, that if any portion of the RSU vests on a date that is a non‑trading day on The NASDAQ Stock Market, then the award will vest on the next trading day.

(5)

Represents the product of the number of shares subject to the RSU that have not vested multiplied by the closing price of our common stock on The NASDAQ Global Market on December 31, 2015, which was $2.43.

(6)

On October 21, 2010, our Compensation Committee approved an award to Mr. de Masi of an option to purchase 450,000 shares of our common stock.  However, due to a limitation contained in our 2007 Equity Incentive Plan regarding the number of shares that may be awarded to any employee during a calendar year (the “Plan Grant Limitation”), we were only able to award Mr. de Masi an option to purchase 333,333 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. de Masi was awarded the 116,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/48th of the underlying shares vest monthly thereafter).

(7)

Consists of three separate RSUs awarded to Mr. de Masi, one of which had only time‑based vesting and covered 175,000 shares (the “Time‑Based RSU”), and the other two of which had both time‑based and performance‑based vesting and covered an aggregate of 575,000 shares (the “CEO Performance‑Based RSUs”).  The Time‑Based RSUs vest with respect to 25% of the shares on May 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments over the next three years, with the first such quarterly vesting date beginning August 15, 2015.  The CEO Performance‑Based RSUs vest as to 25% of the shares on May 15, 2015 and the remaining 75% of the underlying shares vesting in equal 12.5% installments over the next three years on the same day of each sixth month (e.g., the second vesting date would be November 15, 2015, the third vesting date would be May 15, 2016, etc.).  In July 2014, the Compensation Committee removed the performance‑based vesting criteria of the CEO Performance‑Based RSUs.

(8)

On October 21, 2010, our Compensation Committee approved an award to Mr. Ludwig of an option to purchase 200,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Ludwig an option to purchase 133,333 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. Ludwig was awarded the 66,667 share balance of his option on January 3, 2011, the first trading day of 2011, with identical vesting to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/48th of the underlying shares vested monthly thereafter).

(9)	On December 7, 2015, our Compensation Committee approved an award to Mr. Earl of an option to purchase 300,000 shares of our common stock and 500,000 RSUs under our 2008 Equity Inducement Plan.

Option Exercises and Stock Vested in 2015

The following table shows information about stock option exercises and RSU award settlements for each of the Named Executive Officers during 2015, including the value realized upon exercise or settlement.  Other than RSUs, we have not granted any stock awards (as opposed to other forms of equity compensation) to any of our employees.

Name	Number of Shares Acquired On Exercise of Options	Value Realized On Exercise of Options($)(1)	Number of Shares Acquired On Settlement of RSUs(2)	Value Realized On Settlement of RSUs($)(3)
Niccolo M. de Masi	412,999	$1,897,327	368,000	$3,023,338	(4)
Eric R. Ludwig	—	—	140,000	593,875
Chris Akhavan	100,000	399,365	63,964	267,254
Nick Earl	—	—	—	—
Scott J. Leichtner	—	—	36,411	147,851

(1)

The value realized on exercise of option awards is calculated as the difference between the price at which the exercised shares were sold (excluding brokerage commissions) and the exercise price of the options.

(2)

Amounts reported in this column do not include shares relinquished by the Named Executive Officer and cancelled by Glu in exchange for Glu’s agreement to pay federal and state tax withholding obligations of the Named Executive Officer resulting from the vesting of RSUs, including withholding of 192,027 shares from Mr. de Masi, 66,607 shares from Mr. Ludwig, 17,095 shares from Mr. Akhavan and 17,898 shares from Mr. Leichtner.

(3)	The value realized on settlement of RSUs is calculated by multiplying the number of RSUs settled by the closing price of Glu’s common stock on the settlement date.
(4)

Includes fair value for accounting purposes of the modification of certain RSUs on July 24, 2014 to remove certain performance-based vesting criteria.  For further information, see footnote 7 under the table entitled “Outstanding Equity Awards at the end of 2015” above.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension benefits or a nonqualified deferred compensation plan to our Named Executive Officers.

Potential Payments upon Termination or Change in Control

 Mr. de Masi

 In connection with the appointment of Niccolo M. de Masi as our President and Chief Executive Officer effective as of January 4, 2010, we entered into both an Employment Agreement and a Change of Control Severance Agreement with Mr. de Masi.  In connection with its regular executive compensation review, on July 7, 2011, our Compensation Committee approved an amendment to Mr. de Masi’s Change of Control Severance Agreement.

The Employment Agreement provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time, other than within twelve months after a “change in control transaction,” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the following severance benefits:

•	12 months of his then‑current annual base salary, payable in lump‑sum;
•	his annual bonus for such calendar year, based on the target potential amount, payable in lump‑sum;
•

each of his outstanding and not fully vested equity awards shall become vested and exercisable as to an additional 25% of the shares originally subject to each of his outstanding and not fully vested equity awards; and

•	up to 12 months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

The Change of Control Severance Agreement, as amended, provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time within 12 months after a “change in control transaction” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the same severance benefits set forth above, except that he will receive full vesting with respect to each of his outstanding and not fully vested equity awards.

Mr. Ludwig

On October 10, 2008, we entered into a severance agreement with Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, which was amended on July 7, 2011.  Under this agreement, as amended, if Mr. Ludwig terminates his employment based on an “involuntary termination” or if he is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive 12 months of his then‑current annual base salary, payable in lump‑sum.  Mr. Ludwig would also receive a lump‑sum payment of his annual bonus for such calendar year, based on the target potential amount.  Additionally, Mr. Ludwig’s then outstanding and unvested equity awards would become fully vested.  Finally, Mr. Ludwig would receive reimbursement for up to 12 months of COBRA premiums.

Messrs. Akhavan, Earl and Leichtner

On July 7, 2011, we entered into a change of control severance agreement with Scott Leichtner, our Vice President, General Counsel and Corporate Secretary, on June 3, 2013, we entered into a change of control severance agreement with Chris Akhavan and on February 8, 2016 we entered into a change of control severance agreement with Nick Earl.  Each of these agreements provides that if the executive terminates his employment based on an “involuntary termination” or is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive six months of his then‑current annual base salary, payable in lump‑sum.  Each officer would also receive 50% of his annual bonus for such calendar year, based on the target potential amount.  Additionally, each officer would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards.  Finally, each officer would receive reimbursement for up to six months of COBRA premiums.

The following are the definitions generally used in the severance agreements and retention arrangements described for the Named Executive Officers above:

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him that remains uncured for 30 days after written notice by us to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his failure to follow the lawful directions of our Board or, if he is not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies our Board or Chief Executive Officer, as the case may be, of the reasons for his belief.

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than Glu in one transaction or a series of related transactions.

“Involuntary Termination” is defined to mean the executive’s resignation of employment from Glu expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (1) within 90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that he is entitled to terminate his employment due to an Involuntary Termination and (2) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (1) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (2) a greater than 15% reduction in his then current annual base compensation that is not applicable to our other executive officers or (3) without his express written consent, a relocation to a facility or a location more than 30 miles from his then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

 The table below estimates as of December 31, 2015 the potential payments to each of our Named Executive Officers should the Named Executive Officer terminate his employment based on an “involuntary termination” or be terminated other than for “cause” or disability either (1) within 12 months following a “change in control transaction” or (2) or in the absence of a “change in control transaction.”  Mr. Earl was not eligible for any change of control payments as of December 31, 2015 since his change of control and severance agreement was effective February 8, 2016.

	Benefits	Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Within 12 Months Following Change in Control Transaction($)		Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Absent a Change in Control Transaction($)
Niccolo M. de Masi	Severance	500,000		500,000
	Bonus	1,000,000		1,000,000
	Equity Acceleration(1)	6,727,073	(3)	2,822,821	(4)
	Cobra Premium(2)	21,405		21,405
	Total Value	6,727,073		2,743,500

Eric R. Ludwig	Severance	375,000		—
	Bonus	375,000		—
	Equity Acceleration(1)	1,579,500	(3)	—
	Cobra Premium(2)	21,405		—
	Total Value	2,350,906		—

Chris Akhavan	Severance	140,000		—
	Bonus	140,000		—
	Equity Acceleration(1)	577,407	(5)	—
	Cobra Premium(2)	3,462		—
	Total Value	860,869		—

Scott J. Leichtner	Severance	137,500		—
	Bonus	68,750		—
	Equity Acceleration(1)	422,995	(5)	—
	Cobra Premium(2)	9,302		—
	Total Value	638,797		—

(1)

These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 31, 2015, which was $2.43, and the option exercise price per share for stock options, and (b) $2.43 per share in the case of RSUs.

(2)	COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance for the executive and his eligible dependents, if any.
(3)	Reflects full acceleration of all unvested shares subject to outstanding equity awards held by the executive officer on December 31, 2015.
(4)	Reflects acceleration of vesting of 25% of the shares originally subject to the outstanding equity award held by the executive officer on December 31, 2015.
(5)	Reflects an additional 36 months of vesting of all outstanding equity awards held by the executive officer on December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Governance Committee has adopted a written related‑person transactions policy.  The Nominating and Governance Committee reviews transactions that may be “related‑person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.  For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock and their immediate family members, in each case as of January 1, 2015, the beginning of our last fiscal year.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment‑related compensation to executive officers that is approved by the Compensation Committee;
•	compensation to non‑employee directors that is reported in our proxy statement;
•

any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•	ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related‑person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to us of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in our best interests and those of our stockholders.

Tencent Transaction

On April 29, 2015, Glu agreed to issue in a private placement offering to Red River Investments Limited (“Red River”), a wholly-owned subsidiary of Tencent, an aggregate of 21,000,000 shares of Glu’s common stock at a purchase price of $6.00 per share, for aggregate proceeds of $126 million (the “Offering”).  The shares of Glu’s common stock were issued in two separate closings on each of April 29, 2015 and June 3, 2015. In connection with the Offering, Red River became a greater than 5% owner of Glu, and Glu and Tencent became parties to a voting and standstill agreement, pursuant to which Glu agreed to cause Steven Ma, Senior Vice President of Tencent, to be elected and appointed as a new member of the Board as a Class I director, and to subsequently nominate for future director elections Mr. Ma or his successor as the designee of Tencent on the Board.  On April 28, 2015, the Board so elected Mr. Ma. Tencent, through Red River and another of its controlled affiliates, held 21.3% of Glu’s outstanding shares as of April 6, 2016.

Indemnification Agreements

We have entered into, indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.  These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.  We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.  We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Other than the indemnification agreements and the compensation arrangements that are described in this proxy statement under the headings “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation,” since January 1, 2015, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of our non‑employee directors.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2016

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2016.  Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection.  Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of us and our stockholders.  If our stockholders do not approve this Proposal No. 2, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2016.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2015 and 2014.  The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence.  The Audit Committee’s pre‑approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services.  All of the professional services listed below were approved in accordance with these policies.

	2015	2014
Audit fees	$1,785,254	$1,275,684
Audit‑related fees	13,000	426,400
Tax fees	111,579	135,558
All other	2,700	2,700
Total	$1,912,533	$1,840,342

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10‑Q, for attestation services related to compliance with the Sarbanes‑Oxley Act of 2002, and statutory and regulatory filings or engagements.  In 2014, these fees included services PwC performed related to our public offering in May 2014.

Audit‑Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”  In 2014, these fees included services PwC performed related to our acquisitions of PlayFirst, Inc. and Cie Games, Inc.  In 2015, these fees included services PwC performed related to a change in accounting methods and a SEC comment letter.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international).  These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” above.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

 The Board recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Messrs. Ball, Nada and Smith, each of whom is an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards.

The members of the Audit Committee assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and our subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm.  The Audit Committee met eight times during 2015, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles.  Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2015, filed with the SEC on March 4, 2016.

Submitted by the Audit Committee of the Board,

Eric R. Ball (Chair)
Hany M. Nada
Benjamin T. Smith, IV

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2016 Annual Meeting of Stockholders, other than as described in this proxy statement.  If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC.  This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document.  Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON‑GAAP FINANCIAL MEASURES

The Compensation Discussion and Analysis (“CD&A”) of this proxy statement contains the following non‑GAAP financial measures:  (a) 2015 non‑GAAP revenues and (b) 2015 Adjusted EBITDA.  The tables below reconcile these non‑GAAP financial measures to the most directly comparable financial measure prepared in accordance with generally accepted accounting principles (“GAAP”).

The non‑GAAP financial measures are provided in the CD&A solely because they are used as performance metrics for executive compensation purposes.  Our Compensation Committee believes that the use of these financial measures is appropriate for the compensation purposes for which they are used, and we are required to disclose these measures in the CD&A pursuant to Securities and Exchange Commission regulations.

The presentation of these non‑GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non‑GAAP financial measures used by other companies.  In addition, non‑GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

“Non‑GAAP revenues” excludes the following items from our consolidated statements of operations:

Year Ended December 31, 2015
GAAP revenues	$249,900
Change in deferred revenues	(7,655)
Non‑GAAP revenues	$242,245

“Adjusted EBITDA” excludes the following items from our consolidated statements of operations:

Year Ended December 31, 2015
(In thousands, Unaudited)
GAAP Net Income	$(7,185)
Change in deferred revenues	(7,655)
Change in deferred platform commissions and royalty expense	3,125
Non‑cash warrant expense	2,008
Amortization of intangible assets	9,754
Depreciation	2,862
Stock‑based compensation	11,686
Transitional costs	72
Litigation costs and settlement proceeds	86
Restructuring charge	1,075
Foreign currency exchange loss / (gain)	792
Interest and other income	(48)
Income tax provision/(benefit)	140
Total Non‑GAAP Adjusted EBITDA	$16,802

A-1

Election of Directors

For Against Abstain

Ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public

To act upon such other business as may properly come before the meeting or any adjournment thereof.

GLU MOBILE INC.

500 HOWARD STREET, SUITE 300

SAN FRANCISCO, CA 94105

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P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

The Board of Directors recommends you vote FOR

the following:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Niccolo M. de Masi 02 William J. Miller 03 Greg Brandeau

The Board of Directors recommends you vote FOR proposal 2. For Against Abstain

2  Ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2016.

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions)

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000288246_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual

Report on Form 10-K, Form 10-K is/are available at www.proxyvote.com .

GLU MOBILE INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (a) revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on June 2, 2016 and the proxy statement and annual report and (b) appoints each of

Niccolo M. de Masi and Eric R. Ludwig or either of them the proxy of the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc.

held of record by the undersigned on April 6, 2016, at the Annual Meeting of Stockholders to be held at 500 Howard Street, Suite 300, San Francisco, California 94105, on June 2, 2016, at 10:00 a.m. Pacific Time, and at any

adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE

SHARES MAY BE REPRESENTED AT THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED

FOR each director nominee listed on the proxy card and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2016. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND PROMPLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000288246_2 R1.0.1.25